EXHIBIT 10.43
EXECUTED VERSION
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment.
The omitted portions are marked ***** and have been filed separately with the Commission

COLLABORATION AND SUPPLY AGREEMENT

This COLLABORATION AND SUPPLY AGREEMENT (this “AGREEMENT”) is made and entered into as of February 11, 2009 (the “EFFECTIVE DATE”).

by and between

DOR BioPharma Inc., a Delaware corporation having its principal office at 850 Bear Tavern Road, Suite 201, Ewing, New Jersey 08628 (the “COMPANY”), and Enteron Pharmaceuticals, Inc., a wholly owned subsidiary of the COMPANY, (“ENTERON”, and together with the COMPANY, “DOR”), each

and

SIGMA-TAU Pharmaceuticals, Inc., a Nevada corporation having its principal office at 9841 Washingtonian Blvd., Suite 500, Gaithersburg, MD 20878 (hereinafter referred to as “STPI”).

------------------------------------
WHEREAS,
DOR has developed and is developing, through its research activities, Beclomethasone Dipropionate (orBec®) and owns and/or controls the related KNOW-HOW and PATENT RIGHTS (as hereinafter respectively defined in Article 1); and

WHEREAS,
DOR and STPI signed on January 3, 2007 a Letter of Intent and on November 26, 2008 a Letter of Intent, each of which is related, inter alia, to Beclomethasone Dipropionate (orBec®), both of which are superseded by this AGREEMENT; and

WHEREAS,	STPI desires to obtain from DOR the right to market, distribute and sell the PRODUCT and AG PRODUCT in the FIELD in the TERRITORY (as hereinafter respectively defined in Article 1); and

WHEREAS,	DOR is willing to grant to STPI such rights in the TERRITORY, under the terms and conditions hereinafter set forth; and

WHEREAS,
both DOR and STPI are interested in the further development of Beclomethasone Dipropionate in all therapeutic areas, diseases or conditions and in the commercial exploitation of the results of such further development.

CONFIDENTIAL

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the parties hereinafter contained, the parties hereto agree as follows:

1 -	DEFINITIONS

The following terms as used in this AGREEMENT have the meanings set forth below:

1.1
“AFFILIATED COMPANIES” or “AFFILIATES” means: (i) an organization more than fifty percent (50%) of the voting stock of which is owned and/or controlled directly or indirectly by either party; (ii) an organization which directly or indirectly owns and/or controls more than fifty percent (50%) of the voting stock of either party; (iii) an organization which is directly or indirectly under common control of either party through common shareholdings.

1.2
“AGENCY” means any regulatory authority, including the FDA, responsible for granting any marketing registration or pricing approval, if applicable, necessary so the PRODUCT and AG PRODUCT may be marketed and sold in the TERRITORY.

1.3	“AG PRODUCT” means a generically-labeled version of the PRODUCT (i.e., such product does not bear the TRADEMARK) supplied by DOR and sold by STPI and/or its sub-distributors or permitted sublicensees.

1.4	“AGREEMENT” has the meaning set forth in the introductory paragraph.

1.5
“APPROVAL” or “APPROVED” means all necessary approvals granted by the appropriate AGENCY for any country in the TERRITORY for the manufacture, sale and distribution of the PRODUCT and AG PRODUCT for an indication(s), which may include the FDA for the U.S.

1.6	“APPROVED NEW INDICATION” means a NEW INDICATION that, pursuant to Article 5.2, each of the parties, in its sole discretion, has agreed to develop.

1.7	“ARBITRATOR” has the meaning set forth in Appendix C.

1.8
“cGMP” means the current standards for the manufacture of drugs, as set forth in the U.S. Food, Drug and Cosmetics Act and applicable FDA regulations (including 21 C.F.R. Parts 210 and 211) and guidances promulgated thereunder, as amended from time to time.

1.9	“CODE” has the meaning set forth in Article 15.2.

1.10
“COMMERCIALIZATION” or “COMMERCIALIZE” means any and all activities directed to the distribution, promotion, offer for sale and sale of an APPROVED PRODUCT and AG PRODUCT, including marketing, promoting, detailing, distributing, offering to sell and selling, importing for sale, conducting post-marketing human clinical studies and interacting with any AGENCY regarding the foregoing.  For the avoidance of doubt, the term “Commercialization” or “Commercialize” does not include the right to manufacture or use.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.11	“COMPANY” has the meaning set forth in the introductory paragraph.

1.12	“CONFIDENTIAL INFORMATION” has the meaning set forth in Article 3.3.

1.13
“CONTROL” means possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein without violating the terms of any agreement, securing consent or other arrangements with any third party.

CONFIDENTIAL

1.14
“DEVELOPMENT PLAN” means the schedule, attached hereto as Appendix A describing all future activities, relevant budget and timelines related to the development of the PRODUCT for the treatment of GI GVHD, including the preclinical, safety, clinical, technical, manufacturing (CMC) and regulatory development of the PRODUCT.

1.15
“DILIGENT EFFORTS” means, with respect to a party, the carrying out of obligations in a diligent and sustained manner  using efforts not less than the efforts that a US based pharmaceutical company of similar size to such party devotes to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, but excluding consideration of any obligation to the other party under this AGREEMENT but in no event less than the efforts of a US based pharmaceutical company of similar size to such party.  DILIGENT EFFORTS requires, inter alia, that each party:  (i) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (iii) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.16	“DISCLOSING PARTY” has the meaning set forth in Article 3.3.

1.17	“DOR” has the meaning set forth in the introductory paragraph.

1.18	“EFFECTIVE DATE” has the meaning set forth in the introductory paragraph.

1.19	“ENTERON” has the meaning set forth in the introductory paragraph.

1.20	“ESTIMATED QUANTITIES” has the meaning set forth in Article 8.2.

1.21
“EUROPEAN TERRITORY” means Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy (including the Republic of San Marino and the Vatican City), Latvia, Lithuania, Luxembourg, Malta, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, The Netherlands and the United Kingdom, as well as any other country entering the European Union, Iceland, Norway and Switzerland (including Liechtenstein).

1.22	“EXECUTIVE COMMITTEE” has the meaning set forth in Article 4.3.

1.23	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.24	“FIELD” means the diagnosis, treatment and/or prevention of any and all diseases and conditions.

1.25	“FIRM ORDER” has the meaning set forth in Article 8.3.

1.26
“FIRST COMMERCIAL SALE” shall mean the first commercial sale by STPI or any of its AFFILIATES or its distributors of a PRODUCT to an independent third party in the TERRITORY.  A sale or transfer which is not for value, including for clinical trial purposes, shall not constitute a FIRST COMMERCIAL SALE.

1.27	“FIRST PRODUCT” means the PRODUCT for the treatment of GI GVHD in humans.

1.28	“FIXED COMPONENT” has the meaning set forth in Appendix C.

1.29
“FULLY BURDENED MANUFACTURING COST” means with respect to the PRODUCT and AG PRODUCT the fully-burdened cost of manufacturing, assembling, filling, and secondary packaging of the PRODUCT and AG PRODUCT packaged for shipment to the receiving party expressed on a per unit manufactured basis, including the cost of:

1.29.1	material, excipients, primary and secondary packaging and labeling material, and

1.29.2
direct labor of supplying party employees (including basic wages, labor and related payroll taxes and benefits) incurred or spent in the actual production, filling, packaging and labeling of the PRODUCT and AG PRODUCT, including for reasonable and normal quality assurance, purchasing and manufacturing facility operations, and

1.29.3
overhead of supplying party (including operating expenses, indirect labor and related payroll taxes and benefits, depreciation, taxes, insurance, rent, repairs and maintenance, and supplies) incurred or spent in support of the actual production, filling, packaging and labeling of the PRODUCT and AG PRODUCT, but not for any cost of any unused manufacturing capacities that supplying party or its third party sub-contract manufacturer may have in excess of the requirements contained in the forecasts provided by receiving party in connection with this AGREEMENT, and

1.29.4
interim transportation, or any related transportation cost including tertiary packaging and storage of the PRODUCT and AG PRODUCT (for greater clarity, such storage cost does not include the cost of inventory) or any part thereof as incurred or spent by supplying party in connection with the supply of the PRODUCT and AG PRODUCT pursuant to the terms of this AGREEMENT, and

1.29.5
any third party sub-contract manufacturer as invoiced to supplying party.  Supplying party shall provide to receiving party (within one month of the EFFECTIVE DATE) the prices in effect for each sub-contract manufacturer.

For the avoidance of doubt, the term “Fully Burdened Manufacturing Cost” does not include any so called “profit margin” for DOR, such profit margin on the sale of PRODUCT to STPI being represented by the PERCENTAGE COMPONENT as set forth in Appendix C attached hereto.

CONFIDENTIAL

1.30
“GENERIC COMPETITION” shall exist for a given PRODUCT when a GENERIC PRODUCT with the same labeled indication as the PRODUCT COMMERCIALIZED by STPI in a given country of the TERRITORY enters the market and the NET SALES of the PRODUCT during any three (3) month rolling period are at least ten percent (10%) lower than the amount of NET SALES of that PRODUCT in that same country during the three (3) month period preceding the APPROVAL of such GENERIC PRODUCT (in terms of US Dollar, or equivalent legal currency of the given country).

1.31
“GENERIC PRODUCT” means  a product that is APPROVED by an AGENCY (or successor agency) that contains the SUBSTANCE or salts or esters of the SUBSTANCE and utilizes the same route of administration as the PRODUCT.

1.32	“GI GVHD” means gastrointestinal graft vs. host disease.

1.33
“IMPROVEMENT” means any change, improvement, development or modification of the PATENT RIGHTS or KNOW-HOW in the FIELD that is made or created after the EFFECTIVE DATE and relates to the PRODUCT, AG PRODUCT or the SUBSTANCE or any method of use or manufacture related thereto.

1.34	“INITIAL TERM” has the meaning set forth in Article 14.1

1.35	“INSOLVENT PARTY” has the meaning set forth in Article 15.2.

1.36
“JOINT DEVELOPMENT COMMITTEE” means a committee with the authority to review, recommend and coordinate any research, development and regulatory activities related to the PRODUCT in the FIELD in the TERRITORY.

1.37	“JOINT COMMERCIALIZATION COMMITTEE” means a committee with the authority to review, recommend and coordinate any COMMERCIALIZATION activities related to the PRODUCT and AG PRODUCT in the TERRITORY.

1.38
“KNOW-HOW” means all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information relating to the SUBSTANCE and the PRODUCT and its sale in the FIELD owned by or under the CONTROL of DOR or any AFFILIATE thereof as of the EFFECTIVE DATE or during the term of this AGREEMENT. Such KNOW-HOW shall include all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, relevant to the sale of the SUBSTANCE which may be useful in the sale of the SUBSTANCE or the PRODUCT.

1.39	“MARKETING AUTHORIZATIONS” mean the authorizations issued by the AGENCY which are necessary for the marketing, use, distribution and sale of the PRODUCT and AG PRODUCT in the TERRITORY.

1.40	“MCDONALD” has the meaning set forth in Article 2.7.

1.41	“MCDONALD LICENSE” has the meaning set forth in Article 2.7.

1.42
“NDA” means the New Drug Application and all amendments and supplements thereto for the PRODUCT submitted by DOR to the FDA, including all documents, data and other information included in an accepted NDA submission for APPROVAL to market and sell the PRODUCT in the TERRITORY.

1.43
“NET SALES” mean, with respect to each PRODUCT and AG PRODUCT, the gross invoiced sales price of such PRODUCT and AG PRODUCT billed by or on behalf of STPI, its AFFILIATES, sub-licensees (if permitted), distributors or agents to third parties on sales of a PRODUCT and AG PRODUCT in bona fide arm’s length transactions in the TERRITORY, less the following deductions, determined in accordance with U.S. generally accepted accounting principles as then in effect and consistently applied, to the extent included in the gross invoiced sales price for such PRODUCT or AG PRODUCT or otherwise directly paid or incurred by STPI, its AFFILIATES or sub-licensees (if permitted), distributors or agents with respect to the sale of such PRODUCT and AG PRODUCT:

1.43.1	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such PRODUCT and AG PRODUCT;

1.43.2	normal and customary amounts repaid or credited by reason of rejections, returns and allowances;

1.43.3
normal and customary third party cash rebates and chargebacks related to sales of the PRODUCT and AG PRODUCT, if and to the extent allowed under applicable laws of the TERRITORY (including shelf stock adjustments in the case of an AG PRODUCT);

1.43.4	tariffs, duties, excise, sales, value-added or other taxes (other than taxes based on income);

1.43.5	normal and customary cash discounts for timely payment;

1.43.6	normal and customary discounts pursuant to indigent patient programs and patient discount programs, including without limitation coupon discounts and co-pay assistance programs; and

1.43.7
any other normal and customary specifically identifiable costs or charges included in the gross invoiced sales price of such PRODUCT falling within categories substantially equivalent to those listed above.

Sales from STPI to its AFFILIATES or sub-licensees (if permitted), distributors or agents shall be disregarded for purposes of calculating NET SALES.  Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of NET SALES but which are separately charged to third parties shall not be deducted from the invoice price in the calculation of NET SALES.  No sale of PRODUCT or AG PRODUCT will be for any consideration other than cash.

CONFIDENTIAL

1.44
“NEW INDICATION” means any indication other than for the treatment of GI GVHD which the JOINT DEVELOPMENT COMMITTEE agrees to develop and for which STPI or its AFFILIATES are granted exclusive COMMERCIALIZATION rights hereunder.

1.45
“PATENT RIGHTS” means all the patents and the patent applications claiming the SUBSTANCE and/or the PRODUCT (as the case may be) or its use and manufacture in the FIELD owned and/or under the CONTROL of DOR as listed in Appendix B to this AGREEMENT, as well as: (i) all patents arising from said applications; (ii) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations and reissues of such applications or patents; (iii) any confirmation, importation or registration patents thereof or therefor; and (iv) any extensions and renewals of all such patents and/or patent applications in whatever legal form and/or by whatever legal title they are granted, including Supplementary Protection Certificate(s) or equivalent.

1.46	“PERCENTAGE COMPONENT” has the meaning set forth in Appendix C.

1.47
“PHARMACOVIGILANCE AGREEMENT” means the agreement that defines how the parties are to cooperate to enable each of them to comply with its respective obligations under applicable laws, regulations and guidelines with regard to the adverse event collection, evaluation, reporting and communicating any safety issues for the PRODUCT, both pre- and post-marketing and to enable each party to satisfy its duty of care, which the parties hereto shall negotiate in good faith and enter into within sixty (60) days of the EFFECTIVE DATE.

1.48
“PHASE 3 TRIAL” means the clinical study BDP-GVHD-03 entitled, “A Phase 3, Randomized, Double-Blind, Placebo-Controlled, Multi-Center Study of the Safety and Efficacy of orBec® (Oral Beclomethasone 17,21-Dipropionate) in Conjunction with Ten Days of High-Dose Prednisone Therapy in the Treatment of Patients with Gastrointestinal Graft vs. Host Disease”.

1.49	“PRODUCT” means any product in finished pharmaceutical form APPROVED for use, manufacture and sale in the FIELD containing the SUBSTANCE.

1.50
“QUALITY ASSURANCE AGREEMENT” shall have the meaning set forth in Article 6.3 of this AGREEMENT, which the parties hereto shall negotiate in good faith and enter within sixty (60) days of the EFFECTIVE DATE.

1.51	“RECEIVING PARTY” has the meaning set forth in Article 3.3.

1.52	“ROFN NOTICE” has the meaning set forth in Article 2.2.

1.53	“SOLVENT PARTY” has the meaning set forth in Article 15.2.

1.54	“SPECIFIED INDICATION” has the meaning set forth in Article 2.8.

1.55	“SUBSTANCE” means Beclomethasone Dipropionate.

1.56	“SUPPLY PRICE” means the supply price for the PRODUCT and AG PRODUCT as set forth in Appendix C attached hereto.

1.57	“TERRITORY” means the United States of America (including its territories and possessions, as well as Puerto Rico), Canada and Mexico.

1.58
“TRADEMARK” means orBec® as well as any and all trademark/s, their back-ups and clones, which shall be owned or under the CONTROL of DOR or of any of its AFFILIATED COMPANIES and shall be used to identify the PRODUCT in the TERRITORY, including domain names.

1.59
“VALID CLAIM” means, on a country-by-country basis, a granted claim within the PATENT RIGHTS which has not been held invalid and/or unenforceable in a decision of a patent office, court or other government agency of competent jurisdiction, unappealable or unappealed within the time frame allowed for appeal.

It is understood that the definitions above shall have the same meaning regardless of whether a term is used in the singular or plural form.  Additionally, as used in this AGREEMENT, unless the context otherwise requires: Section, Schedule, Article and Exhibit references are intended to refer to this AGREEMENT; the words “hereof”, “herein” and “hereunder”, and words of similar import, shall refer to this AGREEMENT as a whole, and not to any particular provision of this AGREEMENT; and the term “include” and derivations thereof are not intended to apply any limitation to the item(s) specified.

CONFIDENTIAL

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

2 -	GRANT OF RIGHTS

2.1
Subject to the terms and conditions hereof, DOR hereby appoints STPI as its exclusive distributor of PRODUCTS and AG PRODUCTS in the FIELD in the TERRITORY (even as to DOR), and, in connection therewith and to support the distribution rights granted hereunder, grants to STPI and STPI hereby accepts an exclusive (even as to DOR) license, with no right to grant sub-licenses, to COMMERCIALIZE the PRODUCT and AG PRODUCT in the FIELD in the TERRITORY, under the TRADEMARK, the PATENT RIGHTS and under the KNOW-HOW, including marketing, detailing, conducting post-marketing human clinical studies and interacting with any AGENCY regarding the foregoing.  For purposes of clarification, STPI shall not have the right to develop, modify, manufacture or have manufactured the SUBSTANCE or the PRODUCT or AG PRODUCT, except as authorized by the JOINT DEVELOPMENT COMMITTEE and agreed between the parties and subject to Article 8.9 below.  Subject to the terms and conditions hereof and solely in support of the rights granted hereunder in the remainder of the AGREEMENT, DOR hereby agrees that, with respect to any third party, it will exclusively manufacture and supply STPI with all STPI’s requirements of the PRODUCT and AG PRODUCT in the FIELD in the TERRITORY.  STPI shall have the right to appoint distributors of the PRODUCT and AG PRODUCT, provided, however, in each case such distributor agrees in writing to abide by the terms of this AGREEMENT and, in the case of a distributor that is not an AFFILIATE of STPI, such distributor is approved in advance by DOR, which approval shall not be unreasonably withheld or delayed.  STPI shall notify DOR of any AFFILIATED distributor promptly upon their appointment.

2.2	*****

2.3
Regulatory.  DOR shall be the holder of the MARKETING AUTHORIZATIONS.  DOR  shall provide to STPI copies of any Investigational New Drug or other health registration documents and amendments or supplements thereto filed with the FDA (or other similar AGENCY) by DOR and all correspondence to and from such AGENCY (or other similar AGENCY) relevant to the SUBSTANCE or the PRODUCT in the FIELD in the TERRITORY.

2.4
Assignment of Improvements.  Subject to the terms and conditions hereof, STPI hereby assigns to DOR the IMPROVEMENTS made, invented or conceived by STPI (and its AFFILIATES but only if such AFFILIATES are appointed as distributors hereunder or receive any CONFIDENTIAL INFORMATION of DOR) after the EFFECTIVE DATE and agreed to take any and all actions, make and execute any and all assignments and make any filings in order to facilitate the foregoing.

2.5	No Sale Outside Territory.

2.5.1
During the term hereof, STPI shall not and shall cause its AFFILIATES not to, directly or indirectly, including through the use of one or more agents or persons with whom STPI and/or its Affiliates are in privity of contract: (i) sell, distribute or otherwise dispose of; or (ii) grant any license or other right or otherwise distribute or dispose of, PRODUCT in the FIELD outside the TERRITORY.

2.5.2
During the term hereof, DOR shall not and shall cause its AFFILIATES not to, directly or indirectly, including through the use of one or more agents or persons with whom DOR and/or its Affiliates are in privity of contract: (i) sell, distribute or otherwise dispose of; or (ii) grant any license or other right or otherwise distribute or dispose of, PRODUCT in the FIELD within the TERRITORY.

2.6	Exclusive Relationship in GI GVHD.

2.6.1
Except pursuant to terms of this Agreement, during the term hereof, STPI shall not, itself or through any AFFILIATE, COMMERCIALIZE (i) a product for the treatment or prevention of GI GVHD or any APPROVED NEW INDICATION in the TERRITORY or (ii) a PRODUCT in the TERRITORY in the FIELD.

2.6.2
Except pursuant to terms of this Agreement, during the term hereof, DOR shall not, itself or through any AFFILIATE, COMMERCIALIZE (i) a product for the treatment or prevention of GI GVHD or any NEW INDICATION in the TERRITORY or (ii) a PRODUCT in the TERRITORY in the FIELD.

2.7
McDonald License.  STPI acknowledges that the certain of the rights granted hereunder are rights which DOR has received through the Exclusive License Agreement dated as of November 24, 1998 (the “MCDONALD LICENSE”) by and between George McDonald (“MCDONALD”) and ENTERON, a copy of which is attached hereto as Appendix E, and which contains certain terms and conditions set forth therein.  Without limiting the foregoing, STPI expressly acknowledges the reservation of rights of MCDONALD set forth in Sections 2B(vi) and (vii).  STPI further acknowledges and agrees that any information provided herein to DOR by STPI hereunder may be included in one or more development reports made to MCDONALD pursuant to Section 3A of the MCDONALD LICENSE.  STPI further acknowledges that all representations and warranties made in this AGREEMENT are made by DOR and not MCDONALD, who has specifically disclaimed representations as set forth in Section 4D of the MCDONALD LICENSE.  STPI agrees to reasonably cooperate with DOR to enable DOR to fulfill its obligations under Section 5 of the MCDONALD LICENSE.  Neither STPI nor any distributor of STPI shall use the trade names or marks of MCDONALD (including any contraction, abbreviation or simulation of the foregoing) in connection with the COMMERCIALIZATION of any PRODUCT except where required by law.  STPI agrees that it shall not enter into any discussions or communications with MCDONALD, directly or indirectly, during the term of this AGREEMENT regarding any license or transaction under this AGREEMENT, except in respect of COMMERCIALIZATION of the PRODUCT.  STPI shall not intentionally take any action or omit to take any action which would cause DOR to be in default under the MCDONALD LICENSE.  Notwithstanding anything to the contrary contained in this AGREEMENT, during the term of this AGREEMENT, (i) DOR shall provide STPI with copies of any notices provided by DOR to MCDONALD which relate to any claim or action by DOR to terminate the MCDONALD LICENSE and (ii) DOR shall not terminate the MCDONALD LICENSE pursuant to Section 6E of the MCDONALD LICENSE, as such Section may be amended.  The parties agree that irreparable damage would occur in the event the obligations set forth in the preceding sentence were not performed in accordance with the terms thereof and that STPI shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity, including monetary damages, that may be available to it.  The COMPANY agrees that ENTERON shall remain a wholly owned subsidiary of the COMPANY during the term of this AGREEMENT, provided, however, the COMPANY may merge ENTERON with and into the COMPANY at its discretion.

2.8
Notwithstanding the rights provided in Article 2.1, STPI (i) shall have the right to market, sell, offer for sale, and have sold AG PRODUCT for a labeled indication (the “SPECIFIED INDICATION”) only beginning (A) on the date on or, with DOR’s prior written consent, not to be unreasonably withheld, prior to the anticipated date that a third party sells or offers for sale a generically-labeled version of the PRODUCT APPROVED for the SPECIFIED INDICATION for which such PRODUCT is APPROVED or (B) if applicable, upon (or as part of) settlement of a litigation under Article 10.3 that allows a third party to sell or offer for sale a generically-labeled version of the PRODUCT APPROVED for the SPECIFIED INDICATION and (ii) shall not have a general right to sublicense, but shall have the limited right to grant sublicenses only under its rights to market, sell, offer for sale, and have sold AG PRODUCT for the SPECIFIED INDICATION and only in connection with settlement of a litigation under Article 10.3 that allows a third party to sell or offer for sale a generically-labeled version of the PRODUCT APPROVED for the SPECIFIED INDICATION, provided that STPI has obtained the consent of DOR and MCDONALD to such settlement to the extent required under Article 10.3.  STPI will at all times remain responsible to DOR for all of its obligations under this AGREEMENT and shall be responsible for the acts or omissions of its sublicensees in exercising rights granted hereunder.  Each sublicense granted by STPI shall be consistent with the terms of this AGREEMENT, and STPI shall furnish DOR a copy of any such sublicense it grants.

CONFIDENTIAL

3 -	EXCHANGE OF INFORMATION, CONFIDENTIALITY, PHARMACOVIGILANCE.

3.1
DOR shall promptly disclose, at its own cost, to STPI on an ongoing basis during the term of this AGREEMENT, in writing, or via mutually acceptable electronic media, copies or reproductions of all PRODUCT-related information under the CONTROL of DOR, but only to the extent not previously disclosed to STPI, that are reasonably necessary or useful for STPI and its sub-distributors to COMMERCIALIZE the PRODUCT in the TERRITORY, including any KNOW-HOW and PATENT RIGHTS under the CONTROL of DOR.

3.2
Furthermore, each party shall promptly disclose to the other through the JOINT DEVELOPMENT COMMITTEE on an ongoing basis during the term of this AGREEMENT any and all progress made on development and regulatory activities relating to the SUBSTANCE and/or the PRODUCT. STPI shall be informed in advance of any FDA meeting/request related to such development and shall have the right to send up to two (2) representatives to attend to such FDA meetings.

3.3
Both DOR and STPI agree to keep and have kept in strict confidence all confidential information and data (hereinafter “CONFIDENTIAL INFORMATION”) received from the other party under the terms of this AGREEMENT. DOR and STPI agree to use CONFIDENTIAL INFORMATION only for the purposes of this AGREEMENT and pursuant to the rights granted by the recipient under this AGREEMENT. In particular DOR and STPI agree not to disclose such information and data to any third party other than:

3.3.1	their respective AFFILIATED COMPANIES; or

3.3.2
a third party solely to the extent necessary for furthering the purposes of this AGREEMENT, provided that the third party agrees in writing to maintain the confidentiality of the CONFIDENTIAL INFORMATION in a manner consistent with the confidentiality provisions of this AGREEMENT; or

3.3.3	in connection with seeking MARKETING AUTHORIZATIONS outside the TERRITORY.

Notwithstanding the foregoing, each party may disclose CONFIDENTIAL INFORMATION to any AGENCY to the extent that such disclosure (i) is necessary for the purposes of this AGREEMENT and/or (ii) is legally required.

The party receiving CONFIDENTIAL INFORMATION (the “RECEIVING PARTY”) may do so only if it limits disclosure to that purpose, after giving the party disclosing CONFIDENTIAL INFORMATION (the “DISCLOSING PARTY”) prompt written notice of any instance of such a requirement in reasonable time for the DISCLOSING PARTY to take steps to object to or to limit such disclosure.  In the event of disclosures required by law, the RECEIVING PARTY shall cooperate with the DISCLOSING PARTY as reasonably requested thereby.

3.4
The secrecy obligations herein shall last during and for a period of five (5) years, and ten (10) years with respect to KNOW-HOW, after any termination of this AGREEMENT, subject to the exceptions set forth herein.  The obligations of confidentiality and use of information and data above shall not apply with regard to that information and those data which:

3.4.1	the RECEIVING PARTY can show in writing were known to it or to its AFFILIATES at the time of disclosure, and/or

3.4.2	are public knowledge at the time of disclosure to the RECEIVING PARTY, and/or

3.4.3	become public knowledge at a later date without any fault of the RECEIVING PARTY, and/or

3.4.4	are independently developed by the RECEIVING PARTY or its AFFILIATES, as competently proven.

3.5
DOR and STPI agree that they shall refer any serious adverse event or significant clinical safety information which they have knowledge thereof to the other party according to the procedure to be agreed upon separately and documented in the PHARMACOVIGILANCE AGREEMENT.

3.6
Any proposed written publications of a party relating to PRODUCT and AG PRODUCT shall be cleared for release by the other party.  The disclosing party shall provide a copy of the proposed written publication to the reviewing party at least thirty (30) days prior to the intended date of release. The reviewing party shall have thirty (30) days from receipt of the proposed written publication to provide comments and/or proposed changes to the disclosing party. These timelines will be reduced to respectively ten (10) and five (5) working days in the case of abstracts. In the event the disclosing party does not accept the comments and/or proposed changes, DOR and STPI shall further discuss, and mutually agree upon, the final wording of the written publication. Thereby, due regard shall be given to the receiving party’s legitimate interests, e.g., obtaining optimal patent protection, coordinating and maintaining the proprietary nature of submissions to AGENCIES, and protection of confidential data and information. The review period may be extended for an additional two (2) months to permit the reviewing party to file one or more patent applications as it deems appropriate. While publications and presentations by outside investigators may be difficult to control, both STPI and DOR shall use reasonable efforts to gain the right to review publications and presentations relating to the PRODUCT and AG PRODUCT by such outside investigators. This Article 3.6 shall not apply to disclosures to the financial community, including investor conferences and analysts’ meetings/reports, provided that such disclosure does not undermine the validity of any claims in a prospective patent application.

CONFIDENTIAL

4 -	JOINT DEVELOPMENT COMMITTEE

4.1
As soon as possible after the EFFECTIVE DATE, DOR and STPI shall appoint a JOINT DEVELOPMENT COMMITTEE in which both parties are equally represented by three (3) members designated by each party. A party may change one or more of its representatives to the JOINT DEVELOPMENT COMMITTEE at any time.  The Chairman of the JOINT DEVELOPMENT COMMITTEE shall be a representative appointed by DOR.

4.2
Meetings of the JOINT DEVELOPMENT COMMITTEE shall be held at locations designated by the parties approximately every three (3) months or as the JOINT DEVELOPMENT COMMITTEE may deem necessary. At these meetings, progress of the work over the preceding period shall be discussed and the parties will discuss, formulate and agree to plans, including plans and strategy for the regulatory dossiers, to achieve the goals of the collaboration.  Also, at these meetings DOR will supply STPI with progress reports summarizing any and all clinical, technical and manufacturing activities conducted over the prior three-month period. At these meetings either party shall be entitled to ask and to receive from the other party any detail on any and all aspects of the activities performed by the other party. The Chairman shall prepare or have prepared the minutes reporting in reasonable detail the actions taken by the JOINT DEVELOPMENT COMMITTEE, the issues requiring resolution and resolutions of previously reported issues, which minutes are to be signed by a representative of each party, promptly after each meeting. In the first meeting of the JOINT DEVELOPMENT COMMITTEE the parties shall discuss and agree upon a common policy to be used in answering any inquiries from and/or in making any communications to any AGENCY in the TERRITORY.

4.3
Any decision by the JOINT DEVELOPMENT COMMITTEE shall be taken on a consensus basis, by the majority of the elected members. In the event the JOINT DEVELOPMENT COMMITTEE is unable to reach a decision by consensus, the matter(s) in dispute shall be referred to an executive committee (hereinafter “EXECUTIVE COMMITTEE”) for decision. The EXECUTIVE COMMITTEE shall consist of the President of STPI (or its designee) and the President of DOR (or its designee), provided however any final determination shall be made by DOR.

4.4
DOR shall use DILIGENT EFFORTS to carry out development of the PRODUCT in accordance with the DEVELOPMENT PLAN.  If DOR determines that it will be unable to accomplish any of the key clinical events identified in the DEVELOPMENT PLAN, it shall promptly notify the JOINT DEVELOPMENT COMMITTEE at the next regularly scheduled meeting, and if necessary, DOR shall develop a revised DEVELOPMENT PLAN for the PRODUCT, to be agreed upon in good faith between the parties.

4.5	Each party shall bear all expenses of its representatives related to their participation in the JOINT DEVELOPMENT COMMITTEE.

CONFIDENTIAL

5 -	DEVELOPMENT

5.1
DOR shall use DILIGENT EFFORTS in connection with, and shall be responsible for conducting or having conducted through a Contract Research Organization, the development of the PRODUCT according to the DEVELOPMENT PLAN, at DOR’s sole costs and expenses, which development includes the completion of the PHASE 3 TRIAL and the assemblage of the registration dossier so that the MARKETING AUTHORIZATIONS can be filed by DOR with the competent AGENCY in the TERRITORY.

5.2
It is expected that the PRODUCT development will be related first to the use of the PRODUCT in the treatment of GI GVHD.  If either DOR or STPI determines that additional development may yield new indications for PRODUCT, the parties agree to negotiate in good faith, without obligation, the potential for a sharing of costs, milestones, or any other mutually acceptable arrangement that would encourage such development. In the event the parties reach an agreement, this AGREEMENT would be amended in writing accordingly.

5.3
DOR agrees to supply, free of charge, the PRODUCT necessary to conduct the PHASE 3 TRIAL as well as any clinical trial as approved by the JOINT DEVELOPMENT COMMITTEE in order to pursue the fullest development.  Any PRODUCT  required for any Phase 4 studies that are required by or negotiated with the FDA as a condition to obtaining or maintaining APPROVAL of the PRODUCT shall be supplied by DOR free of charge.  Any PRODUCT required for any Phase 4 studies requested by STPI that are not required by or negotiated with the FDA as a condition to obtaining or maintaining APPROVAL of the PRODUCT shall be supplied by DOR at DOR’s FULLY BURDENED COST.

5.4
DOR shall promptly supply STPI with the results of the PHASE 3 TRIAL as well as with any and all results and documentation arising from any studies conducted by DOR. DOR grants STPI the right to use these results and documentation for COMMERCIALIZATION and pharmacovigilance purposes for the PRODUCT in the FIELD in the TERRITORY.

5.5
As supplier of the PRODUCT and AG PRODUCT, DOR shall be responsible for filing or having applicable vendors/suppliers file drug master files with respect to the SUBSTANCE and PRODUCT with all relevant AGENCIES in the TERRITORY in accordance with the DEVELOPMENT PLAN.

5.6
The parties shall cooperate in good faith with respect to the conduct of any inspections by an AGENCY of a party’s site and facilities related to the PRODUCT and AG PRODUCT.  To the extent either party receives any material written or oral communication from an AGENCY relating to the APPROVAL process with respect to the PRODUCT in the TERRITORY, the party receiving such communication shall promptly notify the other party and provide a copy of such written communication and/or a written summary of such oral communication as soon as reasonably practicable.  The parties shall cooperate in good faith with respect to all regulatory filings required under this AGREEMENT.

5.7
DOR acknowledges that certain PRODUCT-related activities undertaken by DOR outside of the TERRITORY may trigger material reporting obligations to an AGENCY and may materially affect the COMMERCIALIZATION of the PRODUCT by STPI in the TERRITORY, and with respect to such activities that DOR determines in good faith are likely to trigger such material reporting obligations and/or are likely to materially affect such COMMERCIALIZATION by STPI, DOR shall disclose such PRODUCT-related activities outside of the TERRITORY to STPI and permit STPI to promptly review them and provide comments and suggestions that would enable both parties to achieve their objectives under this AGREEMENT.  Similarly, STPI shall disclose any PRODUCT-related activities within the TERRITORY to DOR and permit DOR to promptly review them and provide comments and suggestions that would enable both parties to achieve their objectives under this AGREEMENT.  If the parties are unable to reach mutual agreement regarding a fair and reasonable approach that would avoid or minimize any material reporting obligations and material effects on COMMERCIALIZATION of the PRODUCT by STPI, such dispute or disagreement shall be resolved pursuant to Article 17.

5.8
DOR shall conduct any post-APPROVAL development programs for the PRODUCT in the TERRITORY, including Phase 4 studies, that are required by or negotiated with the FDA as a condition to obtaining or maintaining APPROVAL of the PRODUCT.  The cost and expense of any such programs related to treatment of GI GVHD shall be borne by DOR.  The cost and expense of any Phase 4 studies requested by STPI that are not required by or negotiated with the FDA as a condition to obtaining or maintaining APPROVAL of the PRODUCT shall be borne by STPI.

CONFIDENTIAL

6 -	REGISTRATION, COMMERCIALIZATION.

6.1	DOR will own the NDA or submission filed by DOR with any AGENCY to obtain the MARKETING AUTHORIZATIONS in any country of the TERRITORY. DOR will also own all MARKETING AUTHORIZATIONS.

6.2
DOR shall file applications for and maintain MARKETING AUTHORIZATIONS for the PRODUCT in the FIELD in the TERRITORY with the competent AGENCY in the TERRITORY in DOR’s own name and costs. DOR shall at its own cost and expense obtain and comply with all authorizations, licenses, permits and regulations which may from time to time be required from any AGENCY in the TERRITORY to enable DOR to obtain and maintain MARKETING AUTHORIZATIONS.

6.3
DOR, directly and/or through the manufacturer/s of the PRODUCT and AG PRODUCT, and STPI will enter into the QUALITY ASSURANCE AGREEMENT, which will set forth in detail the responsibilities of the parties concerning manufacturing, control, and release of the PRODUCT and AG PRODUCT.  The QUALITY ASSURANCE AGREEMENT will also address, but not be limited to, preliminary specifications, raw material purchasing and controls, analytical documentation, costs of quality assurance and other matters relating to compliance with cGMP in the TERRITORY.

6.4
STPI shall be responsible for the promotion, marketing and distribution of the PRODUCT and AG PRODUCT in the FIELD in the TERRITORY, and the creation, if any, of associated marketing collaterals, inserts, advisory information or material or the like.

6.5	Joint Commercialization Committee.

6.5.1
Promptly after the EFFECTIVE DATE, the parties shall appoint a JOINT COMMERCIALIZATION COMMITTEE in which both parties are equally represented by three (3) members designated by each party. A party may change one or more of its representatives to the JOINT COMMERCIALIZATION COMMITTEE at any time.  The Chairman of the JOINT COMMERCIALIZATION COMMITTEE shall be a representative appointed by STPI.

6.5.2
Any decision by the JOINT COMMERCIALIZATION COMMITTEE shall be taken on a consensus basis, by the majority of the elected members. In the event the JOINT COMMERCIALIZATION COMMITTEE is unable to reach a decision by consensus, the matter(s) in dispute shall be referred to the EXECUTIVE COMMITTEE for decision, provided however any final determination shall be made by STPI.

6.5.3
Meetings of the JOINT COMMERCIALIZATION COMMITTEE shall be held at locations designated by the parties approximately every three (3) months; via teleconferencing or as the JOINT COMMERCIALIZATION COMMITTEE may deem necessary.  In furtherance of its responsibility for overseeing the COMMERCIALIZATION of the PRODUCT, the JOINT COMMERCIALIZATION COMMITTEE shall perform the following activities:

(i)	review strategy for COMMERCIALIZATION of PRODUCT, including product positioning;

(ii)	coordinate with the JOINT DEVELOPMENT COMMITTEE as appropriate;

(iii)	review and comment on marketing plans;

(iv)	facilitate the flow of information with respect to the COMMERCIALIZATION of the PRODUCT and AG PRODUCT;

(v)	coordinate plans for labeling and selecting TRADEMARKS for PRODUCT and AG PRODUCT in the TERRITORY;

(vi)	review and comment on advertising and promotional materials, including medical education, symposia, opinion leader development, peer-to-peer development, publications and journal ads;

(vii)	design, in collaboration with the JOINT DEVELOPMENT COMMITTEE, Phase 4 studies, and review use and dissemination of such resulting data;

(viii)	review and comment on final packaging, and plan and oversee educational and professional symposia and speaker and peer-to-peer activity programs;

(ix)	recommend to the JOINT DEVELOPMENT COMMITTEE whether to seek NEW INDICATIONS, formulations or uses for the PRODUCT and AG PRODUCT, such as for PRODUCT and AG PRODUCT life cycle management;

(x)	work with the JOINT DEVELOPMENT COMMITTEE for approval of early access and compassionate use programs.

On or before the filing of the NDA for a PRODUCT in the FIELD in the TERRITORY, the JOINT COMMERCIALIZATION COMMITTEE shall prepare and approve a detail marketing plan which shall set forth market development activities and expenditures by STPI and the steps that will be taken in order to COMMERCIALIZE the PRODUCT.  Following the APPROVAL, the parties shall communicate regularly in order to review the activities taken in connection with the COMMERCIALIZATION of the PRODUCT in the TERRITORY.

6.6	STPI shall at all times use DILIGENT EFFORTS in the COMMERCIALIZATION in the TERRITORY of the PRODUCT and AG PRODUCT.

6.7	Each party shall bear all expenses of its representatives related to their participation in the JOINT COMMERCIALIZATION COMMITTEE.

CONFIDENTIAL

7 -	TRADEMARK

7.1	STPI agrees that the TRADEMARK shall be owned, controlled and maintained (including filing, watching, renewals) by DOR, at DOR’s sole costs and expenses, for the duration of this AGREEMENT.

7.2
DOR agrees to take promptly all reasonable legal action necessary to protect the TRADEMARK against any infringement by third parties. If within sixty (60) days following notice of a possible infringement of the TRADEMARK, DOR decides not to take action to restrain such infringement, STPI shall, in its sole discretion, have the right to take such action as it deemed necessary or desirable. Each party agrees to render such reasonable assistance the other party may reasonably request (e.g. necessary Powers of Attorney). Costs of any action brought by either party here under and recovery achieved as a result thereof, shall belong to DOR.

7.3
Should any settlement or judicial finding which is reviewable by a higher authority arise as a result of such action, then STPI and DOR shall reasonably consult before accepting any settlement or judicial finding which is reviewable by a higher authority.

7.4
STPI agrees to comply with the trademark usage standards attached to this AGREEMENT as Appendix D.  From time to time, or upon the request of DOR, STPI agrees to supply DOR with a sample of advertisements, marketing material and the promotional material bearing the TRADEMARKS prior to their use for the purpose of enabling DOR to have thirty (30) days to examine and approve the foregoing.

8 -	MANUFACTURING AND SUPPLY OF THE PRODUCT

8.1
In order to ensure that the manufacture of the PRODUCT and AG PRODUCT conforms to the highest quality standards: (i) STPI undertakes to purchase all its requirements of the PRODUCT and AG PRODUCT from DOR at the SUPPLY PRICE set forth in Appendix C to this AGREEMENT; and (ii) DOR undertakes to manufacture and supply STPI with all STPI’s requirements of the PRODUCT and AG PRODUCT.

8.2
Forecasts.  In order to assist DOR in its production planning, STPI shall submit to DOR as soon as possible before the launching of the PRODUCT and AG PRODUCT by STPI, its best estimates of its purchase requirements of PRODUCT and AG PRODUCT for the first twelve (12) months, together with projected delivery dates.  Thereafter, not later than the 10th working day of each calendar month, STPI shall submit to DOR its best estimates of its purchase requirements (“ESTIMATED QUANTITIES”) and delivery dates of PRODUCT and AG PRODUCT for the following twelve (12) calendar months, broken down into requirements for each calendar month.

8.3
Firm Orders.  Not less than ninety (90) calendar days prior to the beginning of each calendar month, STPI shall submit to DOR a binding purchase order for its requirements of PRODUCT and AG PRODUCT in such month (“FIRM ORDER”).   The quantity in each FIRM ORDER for PRODUCT and AG PRODUCT shall not be less than seventy-five percent (75%) nor more than one hundred twenty-five percent (125%) of the ESTIMATED QUANTITY for such PRODUCT and AG PRODUCT for any calendar month as most recently updated.  Notwithstanding the foregoing, DOR shall use DILIGENT EFFORTS to fill requested revisions of FIRM ORDERS that are in excess of one hundred twenty-five percent (125%) of the ESTIMATED QUANTITY.  DOR shall deliver the PRODUCT and AG PRODUCT at the requested delivery dates set forth in the FIRM ORDER, which dates shall have been agreed upon by the parties in advance as commercially reasonable.

8.4
Delivery.  DOR shall deliver or arrange for the delivery of PRODUCT and AG PRODUCT ordered by STPI CIP (ICC Incoterms 2000) to STPI’s warehouses in the U.S.  DOR shall provide STPI with certificates of analysis related to the PRODUCT and AG PRODUCT for each batch released for delivery hereunder.  These certificates will document that each batch received by STPI conforms to the agreed upon specifications and is otherwise in conformity with Article 8.6.  A copy of each certificate shall be included with each batch delivered to STPI.

8.5
At STPI’s expense, DOR shall allow STPI’s employees, consultants or other representatives upon prior written notification, at all reasonable business times, to visit and inspect the premise(s) used directly or indirectly by DOR or its subcontractors or AFFILIATES for the manufacturing (e.g. processing, packing, etc.) of the SUBSTANCE, PRODUCT and/or AG PRODUCT, but in any event not more than once annually unless DOR has received a warning letter from the FDA and then such visits may be conducted more frequently as reasonably necessary to provide assurances to STPI until the defects listed in such warning letter are remedied.  STPI warrants that all such inspections and audits shall be carried out in a manner so as not to unreasonably interfere with DOR’s, its subcontractors’ or its AFFILIATES’ conduct of business and to insure the continued confidentiality of DOR’s business and technical information.  Further, STPI agrees to comply with all of DOR’s safety and security requirements during any visits to the DOR, its subcontractors’, or AFFILIATES’ facilities.  STPI agrees to make promptly available to DOR any external reports from such facility visit(s).

8.6
DOR represents and warrants that the PRODUCT and AG PRODUCT manufactured by or on behalf of DOR shall (i) meet the specifications set forth in the registration dossier and MARKETING AUTHORIZATIONS and (ii) be manufactured and packaged in compliance with applicable law, including cGMP.  DOR will be responsible for labeling and packaging of PRODUCT and AG PRODUCT for final distribution, utilizing TRADEMARKS and artwork provided by STPI to DOR in accordance with the terms hereof.  Any claim under this representation and warranty shall be governed by Article 8.8.  The provisions of this Article 8.6 shall not in any way limit DOR’s indemnification obligations under Article 13.2.

CONFIDENTIAL

8.7	The SUPPLY PRICE for the PRODUCT and AG PRODUCT supplied and delivered to STPI in accordance with this AGREEMENT shall be paid to DOR in accordance with the provisions of Appendix C hereof.

8.8
Claims.  All claims made concerning quality, loss or other defects in any PRODUCT must be made to DOR in writing within thirty (30) days following delivery of the PRODUCT and AG PRODUCT to STPI; provided, however, that other than with respect to defects or other non-compliance plainly observable from a visual inspection, any acceptance or deemed acceptance shall not adversely affect or otherwise diminish STPI’s rights to receive shipments of the PRODUCT and AG PRODUCT in compliance with the requirements of Article 8.6 or its rights in respect of Article 13.  At DOR’s request, STPI shall forward for inspection a representative sampling of the PRODUCT and AG PRODUCT or any part thereof that is the subject of STPI’s claim.  DOR shall inspect such samples and, if it concurs with STPI’s claim, shall promptly replace the defective PRODUCT and AG PRODUCT without any cost to STPI.  If the parties are unable to resolve their differences within sixty (60) days of STPI’s claim, then either party may refer the matter to an independent specialized firm of international reputation agreeable to both the parties for final analysis, which shall be a final resolution of such issue, binding on both parties hereto. If the PRODUCT and AG PRODUCT is determined to be in compliance or if there is a nonconformity with respect to such PRODUCT and AG PRODUCT but the nonconformity occurred after delivery by DOR, then STPI shall bear the cost of the independent laboratory testing and pay for the PRODUCT and AG PRODUCT in accordance with this AGREEMENT and DOR shall have no liability.  If the PRODUCT and AG PRODUCT is determined not to be in compliance, then DOR shall bear the cost of independent laboratory testing, and shall, at its election, either replace the rejected PRODUCT and AG PRODUCT at no cost to STPI, or credit STPI for the SUPPLY PRICE paid by STPI with respect to the defective PRODUCT and AG PRODUCT. STPI shall provide prompt assistance to DOR in connection with any recall including without limitation notification of the customers and recalling the PRODUCT and AG PRODUCT supplied to such customers, at DOR’s cost.  Each party shall act in good faith and shall cooperate with the other party, with any qualified independent third-party laboratory in connection with an investigation, and with the arbitrator, as to the existence of or source of nonconformity with respect to a batch of PRODUCT and AG PRODUCT supplied under this AGREEMENT.  In testing the batch of PRODUCT and AG PRODUCT, any independent third-party laboratory shall use analytical testing methods as agreed upon by the parties. This shall be the sole remedy for the resolution of any claims STPI or its AFFILIATES related to any defective or non conforming PRODUCT.  The provisions of this Article 8.8 shall not in any way limit DOR’s indemnification obligations under Article 13.2.

8.9
DOR undertakes to appoint at least one back up manufacturer. Should DOR expect to be unable, directly or indirectly, to timely and accurately supply STPI with STPI’s total requirement of the PRODUCT and AG PRODUCT, it will promptly inform STPI in advance and the parties will promptly convene to agree in good faith how best to proceed, including using alternate manufacturer/s to fulfill DOR’s obligation to supply PRODUCT and AG PRODUCT. This Article 8.9 is without prejudice for STPI to claim any and all damages resulting from DOR’s inability to timely and accurately fulfill its obligation to supply STPI with all STPI’s requirements of the PRODUCT and AG PRODUCT in the TERRITORY.

8.10
OTHER THAN AS SET FORTH IN THIS AGREEMENT, ALL OTHER WARRANTIES OF EITHER PARTY, BOTH EXPRESS AND IMPLIED, ARE HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DRUG SUBSTANCE OR THE SERVICES PROVIDED HEREUNDER.  IN NO EVENT SHALL DOR OR STPI BE LIABLE FOR CONSEQUENTIAL DAMAGES, INCIDENTAL DAMAGES, LOST PROFITS, LOST PRODUCTS, PUNITIVE DAMAGES OR LOSS OF OPPORTUNITY.

8.11
DOR shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to manufacturing and packaging under this AGREEMENT, including all information required to be maintained by the specifications and all applicable laws.  Such information shall be maintained in forms, notebooks and records for a period as required under applicable laws and/or as outlined in the QUALITY ASSURANCE AGREEMENT.

CONFIDENTIAL

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

9 -	CONSIDERATION

9.1	STPI shall pay to DOR the following amounts plus VAT, if applicable:

9.1.1
one million U.S. Dollars (U.S. $1,000,000) to be paid within thirty (30) days of receipt of a report, certified by DOR, stating that the first patient in the PHASE 3 TRIAL has been administered the PRODUCT; and

9.1.2
***** to be paid within thirty (30) days of receipt of a report from DOR showing that the PHASE 3 TRIAL has successfully achieved its primary endpoint consistent with the FDA’s Special Protocol Assessment (SPA) feedback in support of an NDA; and

9.1.3	***** to be paid within thirty (30) days upon the cumulative NET SALES in the TERRITORY having achieved twenty-five million U.S. Dollars (U.S. $25,000,000); and

9.1.4
***** to be paid within thirty (30) days upon the NET SALES in the TERRITORY for any twelve (12) month period (i.e., any twelve (12) consecutive months) exceeding fifty million U.S. Dollars (U.S. $50,000,000).

For the avoidance of doubt, (i) each of the above milestones will be payable only once for each event described and (ii) the aggregate of all milestone payments under this Article 9.1 during the term of this AGREEMENT shall not exceed an amount equal to ten million U.S. Dollars (U.S. $10,000,000).

The above milestones payments are to be considered STPI’s contribution to and reimbursement of the costs and expenses related to the PHASE 3 TRIAL and other activities necessary to obtain and maintain the MARKETING AUTHORIZATIONS. Accordingly, DOR undertakes to utilize such milestones payments received prior to the granting of the MARKETING AUTHORIZATIONS only for the furtherance of the PHASE 3 TRIAL and other PRODUCT development activities necessary to obtain and maintain the MARKETING AUTHORIZATIONS in the TERRITORY; DOR shall send to STPI quarterly reports showing the proper allocation of the above milestones payments.

9.2	Supply Price.

9.2.1
STPI shall pay DOR a certain SUPPLY PRICE, starting from the FIRST COMMERCIAL SALE of the PRODUCT and AG PRODUCT by STPI during the term of this AGREEMENT, as specified by the provisions of Appendix C attached hereto.

9.2.2
Upon the ninety (90) days prior to the date where DOR will be required to supply PRODUCT to STPI, DOR shall inform STPI of the amount of the FIXED COMPONENT of the SUPPLY PRICE.  DOR shall reasonably cooperate with any request by STPI to review DOR’s determination of the FIXED COMPONENT, but barring any clear error in calculation, the determination of DOR shall be conclusive.  DOR shall inform STPI of any adjustment to the FIXED COMPONENT at least thirty (30) days prior to making such adjustment.  DOR shall reasonably cooperate with any request by STPI to review DOR’s determination of the adjustment to FIXED COMPONENT, but barring any clear error in calculation, the determination of DOR shall be conclusive and STPI.

9.2.3
STPI shall keep accurate books and records setting forth the sales in unit and value, the selling prices, the NET SALES and the amount of SUPPLY PRICE payable to DOR hereunder, for each country of the TERRITORY with regard to the PRODUCT and AG PRODUCT sold. DOR, at its discretion, shall be permitted either: to have performed by an independent certified public accounting firm of nationally recognized standing selected by DOR and reasonably acceptable to STPI, at DOR’s expense, yearly audits of STPI records and books related to the PRODUCT and AG PRODUCT, provided such audits are reasonably conducted at STPI convenience and during STPI regular business hours.  DOR’s representative or agent will be required to execute a reasonable and commercially customary confidentiality agreement with STPI prior to commencing any audit. Such auditor shall report to DOR only on the accuracy of the information provided by STPI (without taking any copies of STPI records and books) and whether additional amounts are owed.  Such audits may be conducted for any calendar year ending not more than twenty-four (24) months prior to the date of each request. The right to audit with respect to any calendar year shall terminate three (3) years after the end of any such calendar year. In the event that a discrepancy arises between the SUPPLY PRICE paid to DOR and STPI records and books, STPI shall be given thirty (30) days from the receipt of the notice to either explain such discrepancy and/or remedy such discrepancy, as appropriate.  Further, in the event of a discrepancy of more than five percent (5%) between the amount owed and the actual amount received by DOR, STPI shall reimburse all the actual expenses and costs incurred by DOR in performing such audit.

9.2.4
The obligation to pay SUPPLY PRICE hereunder shall be imposed only once with respect to each unit of the PRODUCT and AG PRODUCT.  No payments shall accrue on the sales of STPI to its AFFILIATED COMPANIES or sublicensees (if permitted) or distributors or agents as well as on any transactions between such entities.  Payments shall accrue only on sales to unrelated third parties in arm’s length transactions.

9.2.5
Any taxes (other than value added or income  taxes) STPI is required by the local authorities to pay or withhold on behalf of DOR with respect to the money payable to DOR under this AGREEMENT shall be deducted from the amount of such payments, provided, however, that with regard to any such deduction STPI shall give DOR such assistance as may be necessary to enable or assist DOR to claim exception therefore (under US or other applicable laws as well as any applicable treaties or conventions) and shall give DOR proper evidence as to payment of the tax.  Any other taxes due in the TERRITORY and arising out of or in connection with STPI exercise of the rights granted herein shall be borne by STPI.  STPI shall not be responsible for paying DOR’s income tax.

CONFIDENTIAL

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

9.3
In the event of GENERIC COMPETITION in any country of the TERRITORY, the SUPPLY PRICE due in said country pursuant to Appendix C hereof shall be reduced (and may be subsequently increased, not to exceed the SUPPLY PRICE agreed to as of the date hereof) from time to time by the same percentage of the decrease (and may be subsequently increased, not to exceed the SUPPLY PRICE agreed to as of the date hereof) in the NET SALES during any three (3) month rolling period, provided, however, that in no event shall the SUPPLY PRICE be reduced to below ***** of the FULLY BURDENED MANUFACTURING COST.  Such reduction/s shall commence with the beginning of the next month following STPI’s written notification to DOR.

9.4
In the event it is necessary due to the claim of a third party or a court order to obtain a license from any unaffiliated third party under any patent or other intellectual property right having claims that the APPROVED PRODUCT that is currently subject to the PHASE 3 TRIAL or its use, sale or manufacture infringes, DOR shall have the sole and exclusive right to negotiate a license to such third party intellectual property.  If after six (6) months (or one (1) month if there is an injunction in place), DOR is unable to secure a license or other settlement, then STPI shall have the right to secure such a license or obtain other settlement provided that such terms are commercially reasonable within the applicable industry.  In the event that STPI is obligated to pay a royalty due to such infringement to such unaffiliated third party or parties in any country in order to COMMERCIALIZE the APPROVED PRODUCT in the TERRITORY in the FIELD, then STPI shall have the right to deduct the amount of such royalties which STPI pays to such unaffiliated party or parties for such product, in such country in a calendar quarter, from the PERCENTAGE COMPONENT of the SUPPLY PRICE to be paid to DOR as set forth in Appendix C for such PRODUCT in such country in a calendar quarter; provided, however, that in no event shall the PERCENTAGE COMPONENT of the SUPPLY PRICE for any PRODUCT payable hereunder to DOR be less than fifty percent (50%) of the amounts payable to DOR pursuant to Appendix C immediately prior to the initiation of STPI’s obligation to pay such third party royalty.  This provision shall also apply to any other APPROVED PRODUCT which is mutually agreed by the parties to be COMMERCIALIZED by STPI.

9.5
Without limiting the generality of the foregoing, DOR shall remain responsible for any royalty obligations due to third parties under the PATENT RIGHTS and/or the KNOW-HOW and/or the TRADEMARK which have been licensed to STPI hereunder. DOR will not be entitled to add such royalties due to third parties to the SUPPLY PRICE.

10 -	PATENT RIGHTS

10.1	For the entire term of this AGREEMENT, DOR shall prosecute and maintain the PATENT RIGHTS at its own expense.

10.2
Each party shall advise the other promptly upon its becoming aware of any third party infringement of the PATENT RIGHTS. After discussing its intentions with STPI, DOR may at its option take such action as is required to restrain such infringement, STPI having the right to cooperate in its attempt to restrain such infringement. STPI may be represented by counsel of its own choice, at its own expense at any suit or proceeding brought to restrain such infringement. If, however, within forty-five (45) days of the notice of a third party infringement, DOR fails to institute an infringement suit that STPI feels is reasonably required, STPI shall have the right at its own discretion to institute an action for infringement of any of the claim or claims of  the  PATENT RIGHTS in question and DOR agrees to use DILIGENT EFFORTS under the MCDONALD LICENSE to protect STPI’s rights set forth herein. After MCDONALD has been paid any and all amounts owed under Section 9 of the MCDONALD LICENSE, to the extent applicable, and after both parties have been reimbursed for their expenses in bringing such suit or proceeding, any further recovery obtained as a result of such action, whether by judgment, award, decree or settlement, shall be split as follows: (i) if DOR brings the action, then DOR retains 65% and STPI retains 35% and (ii) if STPI brings the action, then DOR retains 35% and STPI retains 65%.

10.3
Should any settlement or judicial finding which is reviewable by a higher authority arise as a result of such action, then STPI and DOR shall reasonably consult before accepting any settlement or judicial finding which is reviewable by a higher authority.

10.4
MCDONALD has certain rights to participate in any action for infringement and other rights as set forth in Section 9 of the MCDONALD LICENSE and to the extent applicable, the rights of the parties in respect thereof are subject to such rights of MCDONALD as set forth in the MCDONALD LICENSE as if fully set forth herein.

11 -	REPRESENTATIONS AND WARRANTIES

11.1
Each of DOR and STPI warrant and represent to the other that, (i) it has the full corporate right and authority to enter into the AGREEMENT, (ii) except as specifically provided in Section 2B(iv) of the MCDONALD LICENSE, the restrictions of which MCDONALD has waived, no contractual impediment conflicts, and during the term of this AGREEMENT it will not permit to exist any contractual impediment that would conflict, its ability to perform the terms and conditions imposed on it by this AGREEMENT, (iii) the execution, delivery and performance of this AGREEMENT by either party have been duly authorized and approved by all necessary corporate action, (iv) the AGREEMENT is binding upon and enforceable against either party in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally), and (v) to the knowledge of such party, as of the EFFECTIVE DATE (without undertaking any special investigation), there is no claim, action, suit, proceeding or investigation pending or threatened against or affecting the transaction contemplated hereby.

11.2
DOR warrants and represents that, to the best of its knowledge, based on the current best knowledge of its officers, after inquiry of the attorneys of DOR, it is not aware of any third party patents which would be infringed by the import, manufacture, development, use, sale, or offer for sale of the PRODUCT or that has been asserted to cover the import, manufacture, development, use, sale, or offer for sale of the PRODUCT. DOR further represents and warrants that, to its knowledge, based on the current best knowledge of its officers, after inquiry of the attorneys of DOR, it is not aware that any third party is infringing the PATENT RIGHTS.

11.3
DOR warrants and represents that all of its PATENT RIGHTS claiming the SUBSTANCE and/or the PRODUCT have been disclosed to STPI and are listed in Appendix B of this AGREEMENT. DOR warrants and represents that it owns or is in CONTROL of all right, title and interest in and to the PATENT RIGHTS and, and to the best of its knowledge, based on the current knowledge of its officers, after inquiry of the patent attorneys of DOR, the KNOW-HOW, in the sense of being able to convey to STPI, in accordance with this AGREEMENT, the exclusive rights hereunder in the FIELD in the TERRITORY, to the extent conveyed. Without limiting the generality of the foregoing (subject to the right of the U.S. Government to use any licensed patent developed using government funding pursuant to the MCDONALD LICENSE), DOR represents and warrants that none of the PATENT RIGHTS or KNOW-HOW have been pledged, assigned or otherwise conveyed, in whole or in part, to a third party.

11.4
DOR warrants and represents that the PATENT RIGHTS constitute all of the patents and patent applications owned or CONTROLLED by DOR as of the EFFECTIVE DATE that are necessary or are useful to use or COMMERCIALIZE the PRODUCT in the TERRITORY (as the PRODUCT is known to DOR as of the EFFECTIVE DATE, and if such PRODUCT were to be COMMERCIALIZED as of the EFFECTIVE DATE).

11.5
DOR warrants and represents that, to its knowledge, all the PATENT RIGHTS listed on Appendix B are in full force and effect and have been maintained to date, and all fees required to be paid by DOR in order to maintain the PATENT RIGHTS have been paid to date, and none such PATENT RIGHT has been abandoned or cancelled for failure to prosecute or maintain it.

11.6
DOR warrants and represents that it has made available to STPI copies of all material correspondence with the FDA related to the PRODUCT in DOR’s CONTROL.  DOR further represents and warrants that none of the PATENT RIGHTS applicable to the PRODUCT is currently involved in any interference, reissue, reexamination proceeding, or litigation, and neither DOR nor any of its AFFILIATES has received any written notice from any person of such actual or threatened proceeding.

11.7
DOR warrants and represents that DOR has used its DILIGENT EFFORTS to make  available to or provide STPI with copies of all information in DOR’s CONTROL regarding the PRODUCT in the TERRITORY, the PATENT RIGHTS and the KNOW-HOW which could reasonably be expected to be material to assessing the commercial potential for the PRODUCT, the ability to timely gain regulatory approval of the PRODUCT, and/or the risks of infringing third party intellectual property through use or COMMERCIALIZATION of the PRODUCT.

CONFIDENTIAL

11.8
To DOR’s knowledge, the Data Room maintained by DOR and made available to STPI contains copies of all material information in the possession or CONTROL of DOR relating to quality, toxicity, safety and/or efficacy which would materially impair the utility and/or safety of the PRODUCT or the development, manufacture and COMMERCIALIZATION of the PRODUCT in the TERRITORY.

11.9
Except for MCDONALD, whose inventions relate to the PATENT RIGHTS, DOR warrants and represents that all current, former and future employees and consultants of DOR and its AFFILIATES who are, have been or will be substantively involved in the design, review, evaluation or development of the PATENT RIGHTS, the KNOW-HOW, the SUBSTANCE or the PRODUCT have executed (or with respect to future employees or consultants will execute) written contracts or are otherwise obligated to protect the confidential information of STPI, DOR, and of any third party received through their position with DOR, and to vest in DOR or its AFFILIATES exclusive ownership of the PATENT RIGHTS and KNOW-HOW they have invented or developed.

11.10
DOR represents and warrants that at all times during the term of this AGREEMENT, it will, and it will require its distributors and if permitted, sublicensees to, obtain, maintain and comply with all licenses, permits and authorizations necessary to it to complete and timely perform its obligations under this AGREEMENT, which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over DOR or any of such distributors or sublicensee.  DOR understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.  DOR hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by DOR or its AFFILIATES, distributors or sublicensees (if permitted), and that DOR will defend and hold STPI harmless if of any legal action of any nature occasioned by such violation).

11.11
STPI represents and warrants that at all times during the term of this AGREEMENT, it will, and it will require its distributors and if permitted, sublicensees will obtain, maintain and comply with all licenses, permits and authorizations necessary to it to complete and timely perform its obligations under this AGREEMENT, which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over STPI or any of such distributors or sublicensee.  STPI understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.  STPI hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by STPI or its AFFILIATES, distributors or sublicensees (if permitted), and that STPI will defend and hold DOR harmless if of any legal action of any nature occasioned by such violation.   STPI agrees not to repackage any PRODUCT or add, modify or remove any labels on or product inserts in any PRODUCT, except as authorized by the JOINT COMMERCIALIZATION COMMITTEE.

11.12	DOR represents and warrants that it has the rights to grant the sublicense and other rights granted to STPI herein.

12 -	FORCE MAJEURE

Neither of the parties shall be liable for failure to perform its obligations under this AGREEMENT when occasioned by contingencies unavoidable or beyond its control, which may include without limitation, strikes or other work stoppages, lock outs, riots, wars, delay of carriers, governmental laws or enactments, provided that such contingencies are unavoidable or beyond the control of any party hereto. The party so affected shall give notice promptly to the other party in writing of the event of force majeure, and, thereupon, the affected party shall be excused from those of its obligations hereunder which it is unable to perform because of that event of force. Should one party fail to perform and fulfill its obligations stated above for more than ninety (90) consecutive days or more, the parties agree to negotiate in good faith either (i) to resolve the contingencies or find an alternative solution, if possible; (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such contingencies; or (iii) to terminate this AGREEMENT upon the terms and conditions agreed upon at that time.

13 -	LIABILITY AND INDEMNIFICATION

13.1
STPI hereby agrees to save, defend, indemnify and hold DOR and its officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all third party suits, claims, actions, demands, liabilities, expenses or loss (including reasonable attorneys’ fees) resulting from:

13.1.1	STPI’s handling, storage, distributing, marketing or selling of the PRODUCT and AG PRODUCT;

13.1.2	STPI’s negligence or willful misconduct in its performance pursuant to this AGREEMENT;

13.1.3	STPI’s material breach of any of its covenants, warranties and representations under this AGREEMENT; or

13.1.4	STPI’s violation of any applicable law or regulations.

STPI shall only be obligated to so indemnify and hold DOR harmless under this Article 13.1 to the extent that DOR does not have an obligation to indemnify STPI pursuant to Article 13.2.

13.2
DOR hereby agrees to save, defend, indemnify and hold STPI and its AFFILIATES, and their respective officers, directors, employees, independent contractors, agents, and assigns, harmless from and against any and all third party suits, claims, actions, demands, liabilities, expenses or loss (including reasonable attorneys’ fees) resulting from:

13.2.1
DOR’s (itself or pursuant to a contract with third party) development, manufacturing, storage or handling of SUBSTANCE manufactured by or on behalf of DOR and registration, development manufacturing, storage or handling of the PRODUCT and AG PRODUCT manufactured by or on behalf of DOR;

13.2.2	DOR’s negligence or willful misconduct in its performance pursuant to this AGREEMENT or the MCDONALD LICENSE;

13.2.3	DOR’s material breach of any of its covenants, warranties and representations made under this AGREEMENT or the MCDONALD LICENSE; or

13.2.4	DOR’s violation of any applicable law or regulations.

DOR shall only be obligated to so indemnify and hold STPI harmless under this Article 13.2 to the extent that STPI does not have an obligation to indemnify DOR pursuant to Article 13.1.

13.3
STPI and DOR shall promptly notify each other of any claims or suits as to which this indemnification applies. Neither STPI nor DOR shall agree to any settlement terms with respect to such claim or suit without the prior written consent of the other, such consent not to be unreasonably withheld.  STPI and DOR may, at their own expense, retain their own counsel in connection with such claim or suit.

13.4
If STPI or one of its AFFILIATES brings an action or proceeding challenging the validity or enforceability of any PATENT RIGHTS, then STPI shall reimburse DOR for any reasonable and documented attorneys’ fees, costs and expenses incurred by DOR (including any reimbursement under the MCDONALD LICENSE) in connection with such action or proceeding; provided, however, that DOR's right to receive reimbursement from STPI pursuant to this Article 13.4 shall be waived upon exercise of DOR’s termination right pursuant to Article 15.3.

13.5
EXCEPT IN RESPECT OF THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUE, INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.6	Each party shall maintain product liability insurance as is usual customary for this industry and type of PRODUCT and AG PRODUCT.

CONFIDENTIAL

14 -	TERM AND RULES POST EXPIRATION

14.1
This AGREEMENT shall enter into full force and effect at the EFFECTIVE DATE. This AGREEMENT shall remain in force on a country-by-country basis until the later of the two following dates (the “INITIAL TERM”): (i) ten (10) years from the date of the FIRST COMMERCIAL SALE of the PRODUCT by STPI in such country of the TERRITORY; or (ii) until the expiration of the last to expire of the PATENT RIGHTS in such country of the TERRITORY having at least one VALID CLAIM covering the PRODUCT, its use or manufacture, to the extent such VALID CLAIM could be enforced against STPI’s activities if not for the rights granted hereunder.

14.2	Upon the INITIAL TERM and on a country-by-country basis this AGREEMENT shall be automatically renewed for periods of five (5) years each provided that during such renewal period/s:

14.2.1	STPI has the right to terminate for convenience this AGREEMENT after the INITIAL TERM upon six (6) months prior written notice to DOR;

14.2.2
DOR has the right to terminate for convenience this AGREEMENT after the INITIAL TERM upon eighteen (18) months prior written notice to STPI.  In this case DOR shall transfer free of charge to STPI or its designee the MARKETING AUTHORIZATIONS and all relevant data and KNOW-HOW necessary to manufacture and COMMERCIALIZE the PRODUCT in the TERRITORY and shall grant to STPI a royalty-free, fully paid up, perpetual and irrevocable license, with the right to sublicense, to the TRADEMARK and the KNOW-HOW.  Termination of this AGREEMENT shall be effective only after such transfers and license grant have been executed.

15 -	TERMINATION AND RULES POST TERMINATION

15.1
In the event either party shall be in breach of any material obligation hereunder, the non breaching party may give written notice to the other party specifying the claimed particulars of such breach, and in the event such material breach is not cured, or effective steps to cure such material breach have not been initiated or are not thereafter diligently pursued, within sixty (60) days following the date of such written notification, the non breaching party shall have the right thereafter to terminate the AGREEMENT by giving thirty (30) days prior written notice to the other party to such effect.

15.2
Each party (the “INSOLVENT PARTY”) shall promptly notify the other party (the “SOLVENT PARTY”) in writing upon the initiation of any proceeding in bankruptcy (voluntary or involuntary), reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of the INSOLVENT PARTY or similar proceeding under the law for release of creditors by or against the INSOLVENT PARTY or if the INSOLVENT PARTY shall make a general assignment for the benefit of its creditors.  If any of the applicable circumstances described above, besides a voluntary bankruptcy petition, shall have continued for one hundred twenty (120) days undismissed, unstayed, unbonded and undischarged, the SOLVENT PARTY may terminate this AGREEMENT upon written notice to the INSOLVENT PARTY upon notice of the circumstances referenced above; provided, however, if the INSOLVENT PARTY provides for the cure of all of its defaults under this AGREEMENT (if any) and provides adequate assurance of its future performance of its obligations to the SOLVENT PARTY’s reasonable satisfaction, then the SOLVENT PARTY shall not have the right to terminate this AGREEMENT pursuant to this Article 15.2.  If the INSOLVENT PARTY shall initiate any voluntary bankruptcy proceeding, then the SOLVENT PARTY may terminate this AGREEMENT upon written notice to the INSOLVENT PARTY.  All licenses and rights to licenses granted under or pursuant to this AGREEMENT and the Supply Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “CODE”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the CODE.  STPI, as the licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under the CODE.  The foregoing provisions of this Article 15.2 are without prejudice to any rights STPI may have arising under the CODE or other applicable law.

15.3	DOR shall have the right to terminate this Agreement in the event that STPI, directly or indirectly, challenges or assists any third party in the challenge of the validity of any of the PATENT RIGHTS.

15.4
Upon any termination of this AGREEMENT other than for breach by STPI, STPI shall be allowed to process and sell the inventory of PRODUCT at its disposal for a period not to exceed three (3) months following the date of termination, subject to the payment of the amounts owed hereunder to DOR and continued compliance with the terms of this AGREEMENT.  Upon termination of this AGREEMENT by STPI in accordance with Article 14.2.1 or by DOR in accordance with this Article 15, STPI shall destroy all of DOR’s CONFIDENTIAL INFORMATION received hereunder.  After the execution of this AGREEMENT, DOR will use commercially reasonable efforts (which shall exclude the obligation to pay any additional monies) to amend the MCDONALD LICENSE to extend the post termination sale period from three (3) months to one (1) year.

15.5	The right of either party to terminate this AGREEMENT as provided hereinabove shall not be affected in any way by its waiver of or failure to take actions with respect to any previous default.

15.6
Upon any early termination of this AGREEMENT, RECEIVING PARTY shall return to DISCLOSING PARTY all of its CONFIDENTIAL INFORMATION and transfer to DISCLOSING PARTY all reports, records, customer lists, regulatory correspondence and other materials in RECEIVING PARTY’s or its AFFILIATES’ possession or control relating to the pre-clinical and clinical development, APPROVAL, manufacture, distribution and sale of PRODUCTS, including without limitation the safety database and such reports, records, regulatory correspondence and other materials related to the COMMERCIALIZATION of the PRODUCT, if any.  In addition all sublicenses (if any) or distributorships shall terminate provided however that at DOR’s request, STPI shall use its commercially reasonable efforts to assign to DOR any third party distributor contract relating to such PRODUCTS to which STPI or any of its AFFILIATES is a party (or the applicable provisions thereof, as the case may be).  If STPI terminates this AGREEMENT other than for cause or if this AGREEMENT is terminated by DOR for cause or pursuant to Article 15.3, STPI and its AFFILIATE and distributors will immediately (i) cease any sale of PRODUCT and AG PRODUCT and destroy or return all PRODUCT and AG PRODUCT and (ii) provide an accurate and up to date list of purchasers of the PRODUCT and AG PRODUCT along with quantities and purchase price.  STPI shall provide evidence reasonably satisfactory to DOR regarding its compliance with the foregoing sentence.

15.7
The termination or expiration of this AGREEMENT for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination or expiration, including any damages arising from any breach hereunder.  Such termination or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of this AGREEMENT.

CONFIDENTIAL

16 -	MISCELLANEOUS

16.1
Modifications.  No amendments, changes, modifications or alterations of the terms and conditions of this AGREEMENT shall be binding upon either party hereto unless in writing and signed by both parties.

16.2	Captions. All titles and captions in this AGREEMENT are for convenience only and shall not be interpreted as having any substantive meaning.

16.3
Assignment.  Unless consent in writing is first obtained from the other party, this AGREEMENT and the rights granted herein shall not be assignable by either party hereto, except to a successor to all or substantially all of its business.  Any attempted assignment without consent shall be void. Any permitted assignee shall assume all obligations of its assignor under the AGREEMENT. Notwithstanding the foregoing, either party may assign this AGREEMENT to any of its AFFILIATES without the consent of the other party provided that (i) the assignor party shall be responsible for the performance by the assignee of any of its obligations provided for herein and severally and jointly liable with such assignee for the failure to perform its obligations provided for herein, including minimum royalty obligations and (ii) prior written notice of such assignment is given to the other party.

16.4
Survivability.  Expiration or termination of this AGREEMENT shall not relieve the parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the obligations pursuant to Article 1 (Definitions) (to the extent applicable), Article 3.3 (Confidentiality), Article 3.4 (Confidentiality), Article 3.5 (Notification of Serious Adverse Events and Safety Information), Article 3.6 (Written Publications), Article 8.10 (Disclaimer of Warranties), Article 9.1 (Milestone Payments), Article 9.2 (Supply Price), Article 13 (Liability and Indemnification), Article 14 (Term and Rules Post Expiration), Article 15 (Termination and Rules Post Termination), Article 16 (Miscellaneous), and Article 17 (Law, Dispute Resolution and Jurisdiction) shall survive termination of this AGREEMENT.

16.5
Entire Understanding.  This AGREEMENT and its Appendixes constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements and representations, whether written or oral.

16.6
Notices.  Any notice required to be given hereunder shall be considered properly given if sent by registered air-mail, telecopier, or by personal courier delivery to the respective address of each party as follows:

Sigma-Tau Pharmaceuticals, Inc.

Attn.: Gregg Lapointe, CEO

Fax: (301) 354-5319

and

DOR BioPharma Inc.

Attn.: Christopher J. Schaber, Ph.D., President and CEO

Fax: (609) 538-8205

or to such other address as a party may designate in writing. Such notice will be considered received at the date of the receipt by the addressee.

16.7
Violation.  If any of the provisions of this AGREEMENT are held to be void or unenforceable with regard to any particular country or all countries of the TERRITORY, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions which will achieve as far as possible the economic business intentions of the parties.

16.8
Press Releases.  All press releases regarding this AGREEMENT shall be jointly planned and coordinated in detail by and between DOR and STPI. Each party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this AGREEMENT or any information relating to this AGREEMENT without the prior written consent of the other party; provided, however, that neither party will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation. The parties shall consult with each other reasonably and in good faith and agree with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to or delay such releases.

16.9	Counterparts. This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.10
No Waiver.  The waiver of and relief from any breach or non-fulfillment of any term and condition of this AGREEMENT does not constitute a waiver of or relief from any other breach or non-fulfillment of that or any other term and condition.

16.11
Third-Party Beneficiaries.  None of the provisions of this AGREEMENT shall be for the benefit of or enforceable by any third party including, without limitation, any creditor of any party hereto. No such third party shall obtain any right under any provision of this AGREEMENT or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

16.12
Relationship of the parties.  Each party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this AGREEMENT. Neither DOR nor STPI shall have any responsibility for the hiring, termination or compensation of the other party’s employees or for any employee compensation or benefits of the other party’s employees. No employee or representative of a party shall have any authority to bind or obligate the other party to this AGREEMENT for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party’s approval. For all purposes, and notwithstanding any other provision of this AGREEMENT to the contrary, STPI’s legal relationship under this AGREEMENT to DOR shall be that of independent contractor.  Nothing in this AGREEMENT shall be construed to establish a relationship of partners or joint ventures.

17 -	LAW, DISPUTE RESOLUTION AND JURISDICTION

17.1	This AGREEMENT shall be governed, construed and interpreted in accordance with the laws of New Jersey, other than those provisions which govern conflict of laws.

17.2	All disputes between the parties arising out of or in relation to this AGREEMENT shall be exclusively and finally resolved by the Courts of New Jersey.

[Signature Page Follows]

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in duplicate by their duly authorized officers effective as of the EFFECTIVE DATE.

DOR BIOPHARMA INC.
By: /s/ Christopher J. Schaber, Ph.D. Name: Christopher J. Schaber, Ph.D. Title: President and CEO

ENTERON PHARMACEUTICALS, INC.
By: /s/ Christopher J. Schaber, Ph.D. Name: Christopher J. Schaber, Ph.D. Title: President and CEO

SIGMA-TAU PHARMACEUTICALS, INC.
By: /s/ Gregg Lapointe Name: Gregg Lapointe Title: Chief Executive Officer

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

Appendix A

DEVELOPMENT PLAN
*****

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

Appendix B

PATENT RIGHTS

CLG Ref. No.	Title	Serial No.	Filing Date	Status	Patent No.
8105-006-US-CIP	METHOD FOR PREVENTING TISSUE DAMAGE FOLLOWING HEMATOPOIETIC CELL TRANSPLANTATION	09/151,388	September 10, 1998	Issued	6,096,731
8105-008-CA	METHOD FOR PREVENTING TISSUE DAMAGE ASSOCIATED WITH GRAFT-VERSUS-HOST OR HOST-VERSUS-GRAFT	2,413,883	November 22, 2002	Granted	2,413,883
8105-008-WO	METHOD FOR PREVENTING TISSUE DAMAGE ASSOCIATED WITH GRAFT-VERSUS-HOST OR HOST-VERSUS-GRAFT	PCT/US00/14064	May 22, 2000	Published
8105-009-US-CON	METHOD FOR LONG TERM TREATMENT OF GRAFT-VERSUS-HOST DISEASE USING TOPICAL ACTIVE CORTICOSTER	10/613,788	July 3, 2003	Pending/ published
8105-010-AU	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	2002254205	May 10, 2007	Granted	2002254205
8105-010-CA	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	2,441,007	March 15, 2002	Granted	2,441,007
8105-010-EP	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	02723424.1	March 15, 2002	Published
8105-010-IL	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	157921	March 15, 2002	Published
8105-010-JP	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	2002573023	March 15, 2002	Published
8105-010-NZ	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	528,607	March 15, 2002	Issued	528,607
8105-010-US	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	10/098,968	March 15, 2002	Pending/ published
8105-010-WO	METHOD OF TREATING INFLAMMATORY DISORDERS OF THE GASTRO INTESTINAL TRACT USING TOPICAL ACTIVE CORTICOSTEROIDS	PCT/US02/07676	March 15, 2002	Completed
8105-011-CIP	METHOD OF TREATMENT OF CANCER BY CONTROLLING GRAFT-VERSUS-LEUKEMIA	12/186,492	*****	Pending
8105-012-AU	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	2005321826	April 3, 2007	Pending
8105-012-CA	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	2583244	April 4, 2007	Pending
8105-012-CN	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	200580039395.5	May 17, 2007	Pending/ published
8105-012-EP	TREATMENT OF GRAFT- VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	05856121.8	December 30, 2005	Pending/ published
8105-012-ID	TREATMENT OF GRAFT- VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	WO 07/02004	June 22, 2007	Pending
8105-012-IL	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	182462	April 11, 2007	Pending
8105-012-IN	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	2783/KOLNP/2007	June 30, 2007	Pending
8105-012-JP	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	2007-599693	June 4, 2007	Pending/ published
8105-012-KR	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	10-2007-7013835	June 19, 2007	Pending
8105-012-MY	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	PI 20070515	April 2, 2007	Pending
8105-012-NZ	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	554326	June 30, 2007	Pending
8105-012-PH	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	1-2007-501177	June 6, 2007	Pending
8105-012-SG	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	200704692-3	June 21, 2007	Pending
8105-012-VN	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	1-2007-01557	June 30, 2007	Pending/ published
8105-012-US	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	11/320,564	December 30, 2005	Pending/ published
8105-012-WO	TREATMENT OF GRAFT-VERSUS-HOST DISEASE AND LEUKEMIA WITH BECLOMETHASONE DIPROPIONATE AND PREDNISONE	PCT/US05/047666	December 30, 2005	Pending/ published
8105-018-PR2	TOPICALLY ACTIVE STEROIDS FOR USE IN RADIATION AND CHEMOTHERAPEUTICS INJURY	61/120,785	*****	Pending
8105-019-WO	TOPICALLY ACTIVE CORTICOSTEROIDS FOR USE IN INTERSTITIAL PULMONARY FIBROSIS	PCT/US09/32015	*****	Pending
N/A	TREATMENT OF IRRITABLE BOWEL SYNDROME AND RELATED BOWEL DISEASES	10/665,770	September 19, 2003	Pending

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

(The information below marked by ***** has been omitted by a request for confidential treatment. The omitted portion has been separately filed with the Commission.)

Appendix C

SUPPLY PRICE

DOR shall sell and deliver to STPI the PRODUCT and AG PRODUCT at a SUPPLY PRICE equal to thirty-five percent (35%) of the NET SALES of the PRODUCT and AG PRODUCT.

For the sake of good order, DOR declares that such thirty-five percent (35%) SUPPLY PRICE is to be allocated as follows:

(i)	FULLY BURDENED MANUFACTURING COST as a transfer price for the PRODUCT and AG PRODUCT, to be paid within thirty (30) days of receipt of the relevant invoice (the “FIXED COMPONENT”); and

(ii)	The remaining amount (representing the remainder of the purchase price for the PRODUCT) to be paid within thirty (30) days of the end of each calendar quarter (the “PERCENTAGE COMPONENT”).

STPI agrees that, while it has the discretion to set the pricing for the PRODUCT and AG PRODUCT, the SUPPLY PRICE shall in no event be less than ***** of the FIXED COMPONENT.

For the avoidance of doubt, in no case shall the SUPPLY PRICE (i.e. the FIXED COMPONENT plus the PERCENTAGE COMPONENT) exceed thirty-five percent (35%) of the NET SALES of the PRODUCT.

Notwithstanding the foregoing, but subject to Article 9.3, upon the expiration of the last to expire VALID CLAIM covering the PATENT RIGHTS, the SUPPLY PRICE shall be reduced to a percentage of NET SALES of the PRODUCT or AG PRODUCT to be mutually agreed upon by the parties.  If the parties are unable to agree, either party may, by written notice to the other party, have such dispute referred to the respective officers designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.  Such designated officers are as follows:

For DOR:               Christopher J. Schaber, Ph.D., President and CEO

For STPI:	Gregg Lapointe, Chief Executive Officer

In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the parties may mutually agree to in writing, the dispute shall be referred to and finally and exclusively resolved as follows:

(i)           Each party shall appoint an independent expert with reasonably significant and demonstrable experience in the pharmaceutical industry.  Such appointees shall reasonably collaborate and appoint an independent expert who they reasonably believe is capable of determining the amount of the reduction in SUPPLY PRICE (such person, the “ARBITRATOR”).

(ii)           The ARBITRATOR shall be instructed to deliver a decision in respect of the foregoing reduction amount that is not above or below each of the parties’ last best offer and that otherwise takes into consideration applicable legal, regulatory, commercialization and customary marketing concerns related to the PRODUCT and AG PRODUCT.  The ARBITRATOR shall be instructed that its decision with respect to the reduction shall be delivered in ten (10) business days (or such time as the parties may mutually agree or the ARBITRATOR may reasonably request), in writing and shall include a statement describing in reasonable detail the decision of the ARBITRATOR.  The decision of the ARBITRATOR shall be final and binding and conclusive upon the parties for all purposes under this AGREEMENT (absent fraud or manifest bad faith by the ARBITRATOR).  The fees and expenses of the ARBITRATOR shall be shared equally by the parties.

//////////

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

Appendix D

TRADEMARK POLICY

DOR BIOPHARMA, Inc. Trademark Policy

The Marks and Trademarks of DOR BioPharma, Inc. (“DOR”) include without limitation: “DOR BioPharma” and “orBec®”, and accompanying logos and trade dress, which is subject to modification by DOR from time to time.  These marks as of June 24, 2008 are set forth on Exhibit A to this policy.

The foregoing and attached are either registered trademarks or trademarks of DOR, in the United States and worldwide.  All rights are reserved.

All use and appearance of Marks and accompanying logos and trade dress shall be in accordance with the DOR’s Trademark Policy.  Any use of any DOR Marks, other DOR related names and/or logos, or variations of DOR Marks from those presented herein shall be pre-approved by DOR.  Any use of images or statements of DOR’s employees shall be pre-approved by DOR.

DOR Policy on Use of DOR Marks, Trademarks and Official Logo:

•
Christopher J. Schaber, Ph.D., President and CEO, is the key and only official spokesperson for and representative of DOR.  Any use or appearance of any another spokesperson for or representative of DOR is subject to its prior written approval.  Any use or appearance of any other person’s image, name, or statements in representation of DOR is subject to its prior written approval.

•
All Products that include DOR technology, and related product packaging, advertising, promotional and marketing materials, shall display DOR’s Official Logo in a size and prominence previously approved by DOR.

•
Use of DOR’s Official Logo (the Logo) shall maintain the integrity of the Logo’s design.  Unless provided or authorized in advance in writing by DOR, no deviations from the then current Logo design or appearance are allowed.  All use of the Logo shall maintain its visual effectiveness.  No design elements may be appended to the Logo.  The Logo shall not be presented with any alternative font or type style, change in letter spacing, or linear dropped shadows.   Distortion of the logo’s shape and lettering is not permitted.  Reproduction of the Logo shall be consistent, accurate, sharp, clear, and undistorted, and shall maintain the Logo’s correct colors.

•	The color used in the DOR’s Marks, including the Official Logo, is as follows: Pantone 281 (for the blue) and Pantone 871 (for the gold).

•
DOR’s Marks, including its name, orBec® and Official Logo shall be displayed in a size and prominence at least equal to similar marks, names and logos for similar products or methods on any product, packaging, documentation, advertising, promotional, marketing, and related materials in accordance with industry standards.  The elements of the DOR trade dress cannot be separated without the prior permission of DOR.

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION

Appendix E

McDonald License Agreement

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 24th day of  November, 1998 (the “Effective Date”), by and between George B. McDonald, M.D. (hereinafter called the “LICENSOR”), located at 1815 102nd Place S.E., Bellevue, WA 98004, and Enteron Pharmaceuticals, Inc. (hereinafter called “LICENSEE”), located at 787 Seventh Avenue, 48th Floor, New York, NY 10019.

WHEREAS, LICENSOR owns the “Licensed Patents” defined below and is willing to grant a license to LICENSEE under the Licensed Patents; and

WHEREAS, LICENSEE desires to obtain a license to the Licensed Patents upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is agreed as follows:

Section 1. Definitions.

As used in the Agreement, the following capitalized terms, whether used in the singular or plural, shall have the following meanings:

A. “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with LICENSEE, but only for so long as such control exists.  For purposes of this definition, “control” means (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of another corporation; or (b) the power, whether or not normally exercised, to direct or cause the direction of the management, affairs and policies of another corporation or other legal entity by contract, resolution, or otherwise.

B. “Clinical Trial” means the enrollment of patients with graft-versus-host disease or patients who have had (or will have had) a bone marrow transplant and, therefore, are susceptible to graft-versus-host disease into a treatment protocol whose primary endpoints are the safety and efficacy of the treatment.

C. “Calendar Quarter” means each three-month period ending March 31, June 30, September 30 and December 31.

D. “Confidential Information” means all nonpublic technical and commercial information, including all inventions, inventor or laboratory notebooks and records, formulae, methods, plans, processes, specifications, experience and trade secrets relating to the Technology (a) disclosed by one party to the other or (b) developed as a result of research development or other activity conducted by either party prior to or during the term of this Agreement,

E. “Development Report” means a written account of LICENSEE’s progress under a development plan identified in Section 3A and Appendix C that contains the information specified in Appendix B.

F. “FDA” means the United States Food and Drug Administration or any successor agency having the administrative and regulatory authority to approve testing and marketing of human pharmaceutical or biological prophylactic, therapeutic or diagnostic products in the United States.

G. “Know-how” means all tangible information and data that is owned or controlled by either party at any time before or during the term of the Agreement and that is related to the Licensed Process(es) or is necessary or useful in the development, registration, manufacture, use or sale of the Licensed Product(s), including, but not limited to, items listed on Appendix D, pharmacological, toxicological, clinical, analytical, and quality control data, and formulations, materials, drawings and sketches, designs, testing and test results, and other regulatory information.

H. “Licensed Field’’ means research and development of products for the prevention and treatment of human diseases.

I. “Licensed Patents” shall mean (i) all U.S. and foreign patents and patent applications set forth in Appendix I; (ii) any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Appendix I, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof; and (iii) any United Stales and/or foreign patents issuing from any of the foregoing-

J. “Licensed Product” means (i) any product the relevant manufacture, use, sale or importation of which would, in the applicable country and in the absence of this License, infringe upon a Valid Claim under the Licensed Patents; or (ii) any product that is manufactured or used according to any Licensed Process.

K. “Licensed Process” means any method or process the practice of which would, in the applicable country and in the absence of this License, infringe upon a Valid Claim under the Licensed Patents.

L. “NDA” means a New Drug Application filed with the FDA.

M. “Net Sales” means the gross amounts actually received for the sale of Licensed Product(s) less only the sum of the following:

(i) Trade discounts actually allowed to customers on Licensed Product(s);

(ii) Sales, tariff duties and/or use taxes directly imposed and paid with reference to sales of Licensed Product(s) (excluding what is commonly known as income taxes);

(iii) Freight, postage, and insurance charges and additional packaging charges for Licensed Product(s);

(iv) Amounts actually allowed or credited on returns of Licensed Product(s);

(v) Bad debt deductions actually written off during the accounting period that directly relate to Licensed Product(s); and

(vi) Sales commissions on sales of Licensed Product(s).

N. “Orphan Drug” means a product that is used to treat disease that affects relatively few people and for which U.S. and foreign government authorities or agencies provide tax credits or other incentives to make it possible to provide a safe and effect medical product for the treatment of the disease.

O. “Regulatory Approval” means the receipt of notice by a party of approval by the FDA of a NDA that is effective to permit the introduction of a Licensed Product into interstate commerce pursuant to 21 U.S.C. 355.  “Regulatory Approval” also includes the equivalent approval or licensure in a country other than the United States.

P. “Technology” means the Know-how and the inventions disclosed or claimed in the Licensed Patents.

Q. ‘Third Party” means any individual, corporation or other legal entity other than LICENSOR, LICENSEE or an Affiliate.

R. “Valid Claim” means a claim of any pending patent application or unexpired patent, or one whose expiration date has been extended by law, so long as such claim shall withdrawn, canceled, disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

Section 2. Grant of License.

A. Grant to LICENSEE

Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and LICENSEE accepts the following:

(i) an exclusive license under the Licensed Patents, including the right to grant sublicenses to both Affiliates and Third Parties, to practice the Licensed Process(es) and to make, have made, use, import and sell Licensed Product(s), in each case worldwide, for use in the Licensed Field.

(ii) an exclusive license to the Know-how, including the right to grant sublicenses to both Affiliates and Third Parties, to practice the Licensed Process(es) and to make, have made, use, import and sell Licensed Product(s), in each case worldwide, for use in the Licensed Field.

B. Limitations

The grant in Section 2A shall be subject to, restricted by and non-exclusive with respect to the following:

(i) LICENSEE shall use reasonable effort to introduce the Licensed Products for the prevention of graft-versus-host disease and host-versus-graft disease into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment, and thereafter endeavor to keep Licensed Products reasonably available to the public.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, LICENSOR shall have the right to terminate or render this Agreement nonexclusive at any time after eighteen (18) months from the effective date of this Agreement if, in LICENSOR’s reasonable judgment, LICENSEE:

a) is not demonstrably and actively engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, and obtaining appropriate Regulatory Approvals that are directed toward putting and keeping Licensed Product(s) into the commercial market, or

b) has not, directly or through a sublicense, put Licensed Product(s) into commercial use or kept Licensed Product(s) reasonably available to the public in a country or countries where licensed.

In making this determination, LICENSOR shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(iii) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, LICENSOR shall have the right to terminate or render this Agreement nonexclusive at any time after five (5) years from the effective date of this Agreement if, in LICENSOR’s reasonable judgment, LICENSEE:

a) is not demonstrably and actively engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, and obtaining appropriate Regulatory Approvals that are directed toward putting and keeping Licensed Product(s) into the commercial market, or

b) has not, directly or through a sublicense, put Licensed Product(s) into commercial use or kept Licensed Product(s) reasonably available to the public in a country or countries where licensed.

In making this determination, LICENSOR shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

(iv) LICENSEE shall, at least thirty (30) days prior to granting any sublicense to any Affiliate or Third Party, identify such Affiliate or Third Party to LICENSOR.  Concurrent with identifying such Affiliate or Third Parry, LICENSEE shall provide to LICENSOR a copy of the sublicense agreement.  Any sublicense shall be granted in a sublicense agreement that is consistent with the terms of this Agreement and is in form and substance acceptable to LICENSOR; provided, however, that a sublicense agreement that is verified by Licensor to contain the relevant provisions of Sections 1, 2B, 3A, 3C, 4D, 4E, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall not require the pre-approval of LICENSOR.  In a sublicense agreement, LICENSEE shall not grant any sublicensee the right to sublicense the Licensed Patents or Know-how licensed in this Agreement.  LICENSEE shall be liable to LICENSOR for performance by any sublicensee of such sublicenseers obligations under the sublicense agreement.  Any sublicense agreement shall provide for termination or assignment to LICENSOR, at the option of LICENSOR, of LICENSEE’s interest therein upon the termination of this Agreement.

(v) If LICENSEE is unable or unwilling to grant sublicenses, either as suggested by LICENSOR or a potential sublicensee or otherwise, LICENSOR has the right to directly license such potential sublicensee unless LICENSEE reasonably satisfies LICENSOR that the granting of such license or sublicense would result in direct or indirect competition with Licensed Product(s) sold, marketed, or under active research and development by LICENSEE or would not materially increase the availability to the general public of Licensed Products.

(vi) A nonexclusive, worldwide right to make and use the Technology by LICENSOR solely for research purposes.

(vii) It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid up license to practice or have practiced the invention of such Licensed Patents for government purposes.  Any license granted to LICENSEE in this Agreement will be subject to such right.

Section 3. Consideration.

A. Development.

LICENSEE agrees that it will (i) independently evaluate the Licensed Patents; (ii) establish and actively pursue the development of the Licensed Patents to enable Licensed Products to be sold and (iii) supply LICENSOR with a written Development Report within one month following the end of each semi-annual period ending on June 30 and December 31 during the term of this Agreement until LICENSEE (a) obtains Regulatory Approvals of Licensed Product(s) for the treatment of graft-versus-host disease and host-versus-graft disease and (b) begins international commercial sales of such Licensed Product(s).  All development activities and all aspects of Licensed Product design and decisions to market are entirely at the discretion of LICENSEE, and LICENSEE will rely entirely on its own expertise.  LICENSOR’s review of LICENSEE’s development plan is solely to verify the existence of LICENSEE’s commitment to Licensed Product development activity.

B. License Fee.

In partial consideration for the grant of licenses in this Agreement to LICENSEE, LICENSEE agrees to pay to LICENSOR a nonrefundable license fee of twenty thousand dollars ($20,000) within seven (7) calendar days of the execution of this agreement.

C. Royalty.

In partial consideration for the grant of licenses in this Agreement to LICENSEE and during the term of this Agreement, LICENSEE agrees to pay the following as running royalties, which shall not be returnable in any event, to LICENSOR on a country-by-country basis:

(i) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter in an amount equal to twenty-five percent (25%) of:  (a) any non-recurring sublicense fees (including, but not limited to, signing, up-front, and lump-sum fees) and annual license maintenance fees, if any, received from any Affiliate or Third Party for the right to practice the Licensed Process(es) or make, use, sell, or import Licensed Product(s); and (b) all royalties received by LICENSEE from the sale of Licensed Product(s) by any sublicensed Third Party.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay to LICENSOR within forty-five (45) days of the end of each Calendar Quarter in an amount equal to thirty-three percent (33%) of:  (a) any non-recurring sublicense fees (including, but not limited to, signing, up-front, and lump-sum fees) and annual license maintenance fees, if any, received from any Affiliate or Third Party for the right to practice the Licensed Process(es) or make, use, sell, or import Licensed Product(s); and (b) all royalties received by LICENSEE from the sale of Licensed Product(s) by any sublicensed Third Party,

(iii) If LICENSEE does have to conduct Clinical Trials to obtain FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay LICENSOR within forty-five (45) days from the end of each Calendar Quarter six percent (6%) of all Net Sales of Licensed Products by LICENSEE or a sublicensed Affiliate.

(iv) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE-sponsored NDA for Licensed Product, then LICENSEE shall pay LICENSOR within forty-five (45) days from the end of each Calendar Quarter eight percent (8%) of all Net Sales of Licensed Products by LICENSEE or a sublicensed Affiliate.

(v) The royalty rates in (i), (ii), (iii) and (iv) above shall be reduced by fifty percent (50%) in any country where a competitor is selling any oral formulation of the Licensed Product(s) for any indication.

(vi) No royalty shall accrue on sales among LICENSEE, its sublicensed Affiliates or sublicensed Third Parties.  Royalties shall only accrue on sales by LICENSEE, its sublicensed Affiliates or sublicensed Third Parties to parties other than LICENSEE, its sublicensed Affiliates or sublicensed Third Parties and shall be payable only once for any given unit of Licensed Product sold.

(vii) To the extent that LICENSEE or any Affiliate of LICENSEE is required, by order or judgment of any court, to obtain in any country any license from a Third Party in order to practice the rights purported to be granted hereunder to LICENSEE by LICENSOR under the Third Party’s issued patents in such country, then fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to LICENSOR hereunder, provided that in no event shall the aggregate royalties payable to LICENSOR in any Calendar Quarter in such country be reduced by more than fifty per cent (50%) as a result of any such deduction.

D. Milestone Payments.

LICENSEE agrees to pay to LICENSOR three hundred thousand dollars ($300,000) within seven (7) calendar days of the FDA’s approval of the first LICENSEE-sponsored NDA incorporating the Technology.

E. Equity Participation.

(i) In partial consideration for the grant of licenses in this Agreement to LICENSEE, LICENSEE shall issue to LICENSOR a number of shares (the “Initial Shares”) of common stock (the “Common Stock”) of LICENSEE, par value $.001 per share, representing eight percent (8%) of the outstanding Common Stock as of the date of execution of the License Agreement, LICENSEE shall issue the Initial Shares to LICENSOR pursuant to the exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”).  The Initial Shares shall be protected from dilution in connection with any financing transaction by LICENSEE until such time as LICENSEE has received at least two million dollars ($2,000,000) in gross proceeds from the issuance of equity securities of LICENSEE.  LICENSOR shall be entitled to receive, in partial consideration for the grant of licenses this Agreement to LICENSEE, additional shares of Common Stock so as to maintain his respective percentage ownership of LICENSEE immediately prior to the applicable financing.

(ii) If LICENSEE does not have to conduct any Clinical Trials prior to FDA approval of the first LICENSEE sponsored NDA for Licensed Product, then LICENSEE also shall issue to LICENSOR, in partial consideration for the grant of licenses in this Agreement to LICENSEE, a number of new shares of Common Stock of LICENSEE equal to the Initial Shares, which shall have the same dilution protection as the Initial Shares set forth in E(i) above.

F. Penalty Payments.

In the event LICENSEE has not (i) initiated recruitment of patients for a Phase III Clinical Trial for the Licensed Products, or (ii) initiated the filing of a NDA within six (6) months of signing this Agreement, LICENSEE shall pay LICENSOR one hundred thousand dollars ($100,0,00) within seven (7) calendar days of the six (6) month anniversary of the Effective Date of this Agreement.

G. Payments by Equity.

(i) Upon the request of LICENSOR, LICENSEE shall have the obligation to fulfill any of LICENSEE’s payment obligations due under this Section 3 through the issuance of an amount of shares of Common Stock equal to the cash value of any such payment obligation.  Any such issuances of Common Stock shall be made only to the extent that an exemption from the registration requirements of the Securities Act exists or the shares are duly registered under the Securities Act.

(ii) For purposes of calculating the cash value of the Common Stock under Section 3G(i), the then-current market price of the Common Stock will be deemed to be the average closing price of the Common Stock for the ten (10) consecutive trading days prior to the date on which any payment pursuant to this Section 3 accrues, on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such national exchange, then the representative average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“Nasdaq”) or other similar organization, or, if the Common Stock is not reported on Nasdaq or by a similar organization, then the average per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, then the fair market price of the Common Stock as determined in good faith by the Board of Directors of LICENSEE.  In connection with this calculation, LICENSOR, or his representative, shall have access to the books and records of LICENSEE at any time upon twenty-four (24) hour notice to LICENSEE.  Such access shall occur during normal business hours of LICENSEE.

(iii) LICENSEE agrees that, at any time, and from time to time during the period commencing two (2) years after the Effective Date hereof, or one (1) year after LICENSEE’S initial public offering of Common Stock registered under the Securities Act, whichever is later, and ending on the date that is five (5) years after the Effective Date hereof, if the Board of Directors of LICENSEE authorizes the filing of a registration statement under the Securities Act (other than the initial public offering of LICENSEE’s Common Stock, or a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, then LICENSEE shall (a) promptly notify LICENSOR that such registration statement will be filed and that the Common Stock then held by LICENSOR will be included in such registration statement at LICENSOR’s request, (b) cause such registration statement to cover all of such Common Stock issued to LICENSOR and requested for inclusion, (c) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (d) take all other action necessary under any federal or state law or regulation of any governmental authority to permit all such Common Stock that has been issued to LICENSOR and requested by LICENSOR for inclusion in such proposed registration statement to be sold or otherwise disposed of and shall maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary to effect the proposed sale or other disposition of any Common Stock that has been issued to LICENSOR and requested by LICENSOR for inclusion in the proposed registration statement.

To the extent that officers or directors of LICENSEE are permitted to have registered shares of Common Stock held by any of them included in an initial public offering of LICENSEE’S Common Stock, LICENSOR shall also have the right to include the Common Stock then held by LICENSOR in the registration statement prepared in connection with such an offering.

(iv) In the event that LICENSEE grants to any investor(s) the right to require LICENSEE to effect a registration of Common Stock held by such investors, LICENSOR shall have the right to require LICENSEE to include the Common Stock held by LICENSOR in any such registration on the same terms applicable to such investor(s).

a) If the Common Stock owned by LICENSOR is or becomes freely tradable, then LICENSOR shall have no right to the above described registration rights.

b) LICENSEE may at any time, abandon or delay any registration commenced by LICENSEE.

c) LICENSOR represents to LICENSEE that the Common Stock will be acquired by LICENSOR for investment purposes only, for an indefinite period of time, for its own account, not as a nominee or agent for any other entity, and not with a view to the sale or distribution of all or any part thereof, and LICENSOR has no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock.  LICENSOR does not have any contract, undertaking, agreement or arrangement with any entity to sell, transfer or grant participation to such person, firm or corporation, with respect to any or all of the Common Stock.

d) LICENSEE represents to LICENSOR that LICENSEE shall rely on Section 4(2) under the Securities Act in connection with the issuance of the Initial Shares to LICENSOR.  In addition, LICENSEE represents to LICENSOR that LICENSEE shall conduct any further issuances of Common Stock to LICENSOR (under this Section 3) only in compliance with registration under the Securities Act or an available exemption from such registration requirements.

e) The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Section 3G.

f) LICENSOR agrees that, in connection with each underwritten public offering of shares of Common Stock or other equity securities of LICENSEE registered under the Securities Act by or on behalf of LICENSEE, LICENSOR will not sell or transfer, or offer to sell or transfer, any equity securities of LICENSEE, to the extent all officers, directors and greater than five percent (5%) shareholders of LICENSEE are also subject to this restriction for such period as the managing underwriter of such offering determines is necessary to effect the underwritten public offering, not to exceed one hundred and eighty (180) days, and LICENSOR further agrees that it will sign an agreement as requested by the managing underwriter of such offering to effect the requirements of this Section 3G(iv)(f).

Section 4. Certain Warranties of LICENSOR and LICENSEE.

A. To LICENSOR’s knowledge and belief, LICENSOR has all right, title, and interest in and to the Licensed Patents and Know-How, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to LICENSOR’s knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting LICENSOR’s rights licensed to LICENSEE under this Agreement.

B. As of the Effective Date, to LICENSOR’s knowledge and belief, there is no claim pending or threatened, of infringement, interference or invalidity regarding any part or all of the Licensed Patents or the use of the inventions as contemplated in the underlying patent applications as presently drafted.

C. LICENSOR, by this License Agreement, makes no representations or warranties as to the validity and/or scope of the claims contained in the Licensed Patents or that such Licensed Patents may be exploited by LICENSEE or its sublicensees without infringing other patents and LICENSEE so acknowledges.

D. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS SECTION 4, LICENSOR DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO ANY OF THE LICENSED PATENTS, KNOW-HOW, OR TECHNOLOGY, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

E. LICENSEE represents and warrants to LICENSOR the following:

(i) LICENSEE is a corporation duly organized„ validly existing and in good standing under the laws of the State of New York and has all necessary corporate power to enter into and perform its obligations under this Agreement.

(ii) The execution, delivery and performance of this Agreement by LICENSEE have been duly authorized and approved by all necessary corporate action, and that the Agreement is binding upon and enforceable against LICENSEE in accordance with its terms (subject to bankruptcy and similar laws affecting the rights of creditors generally).

(iii) At all times during the term of this Agreement, LICENSEE and all its sublicensees will obtain, maintain and comply with all licenses, permits and authorizations necessary to LICENSEE’S complete and timely performance of its obligations under this Agreement, which are required under any applicable statutes, laws, ordinances, rules and regulations of the United States as well as those of all applicable foreign governmental bodies, agencies and subdivisions, having, asserting or claiming jurisdiction over LICENSEE or any sublicensee or LICENSEE’s sublicensee’s performance of the terms of this Agreement.  In particular, LICENSEE.

(iv) LICENSEE will be responsible for obtaining all necessary United States FDA approvals and all approvals required by similar governmental bodies or agencies of all applicable foreign countries.

(v) LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.  LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that LICENSEE will defend and hold LICENSOR harmless of any legal action of any nature occasioned by such violation.

Section 5. Record Keeping, Reporting, Accounting and Payments.

A. LICENSEE shall report to LICENSOR the date of first sale of each Licensed Product in each country within thirty (30) days of occurrence.

B. LICENSEE will keep, maintain and require each of its sublicenses to keep and maintain, in accordance with generally accepted accounting principles, proper and complete books and records sufficient to verify the accuracy and completeness of LICENSEE’s and each sublicensee’s accounting of all sales of Licensed Product.  The books and records will be preserved for a period not less than three years after they are created.

C. Amounts owing to LICENSOR under Section 3C will be paid on a quarterly basis for the periods ending March 31, June 30, September 30 and December 31, within forty-five days of the end of the Calendar Quarter.  The balance of any such amounts that remain unpaid more than thirty days after they are due to LICENSOR will accrue interest until paid at the rate of one percent (1%) per month.  In no event, however, will this interest provision be construed as a grant of permission for any payment delays.

D. All amounts owing to LICENSOR under this Agreement will be paid in U.S. dollars to LICENSOR at the address provided in Section 13.  All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars will be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the last day of the Calendar Quarter for which payment is due or, if the last day is not a business day, the closest preceding business day.  All amounts payable by LICENSEE to LICENSOR shall be made without any deduction for conversion or remittance fees or other charges imposed outside of the United States or any taxes levied on such amounts by non-U.S. tax authorities, all of which shall be borne by LICENSEE.  LICENSOR shall pay any conversion or remittance fees or other charges imposed in the United States or any taxes levied by U.S. tax authorities.

E. With each payment due under Section 3C, the accounting will be summarized on the form shown in Appendix A of this Agreement on a country-by-country basis for each Licensed Product sold by LICENSEE or a sublicensed Affiliate or sublicensed Third Party.  Such accounting summaries shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from gross sales and be accompanied by a listing of all payments made by each sublicensee to LICENSOR.  In the event no payment is owed to LICENSOR, a statement setting forth that fact will be supplied to LICENSOR and certified as correct by an officer of LICENSEE.

F. LICENSEE will take all steps necessary so that LICENSOR may, within thirty (30) days of LICENSOR’s request, review the books and records at a single U.S. location to verify the accuracy of LICENSEE’s and each sublicensee’s accounting.  The review may be performed by any attorney or registered CPA mutually agreed upon by LICENSOR and LICENSEE with the cost being borne solely by LICENSOR, upon reasonable notice and during regular business hours and not more than twice per calendar year.  If a royalty payment deficiency is determined, LICENSEE will pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 5C.  If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for any consecutive twelve (12) months, then LICENSEE will be responsible for paying LICENSOR’s out-of-pocket expenses incurred with respect to such review.

Section 6. Term and Termination.

A. If not terminated sooner pursuant to Sections 2B, 8C, 10B, or the provisions in this Section 6, this Agreement shall terminate:  (i) on the date of the last to expire claim contained in the Licensed Patents; or (ii) in the event that no patent shall issue, upon the expiration of the Orphan Drug status, if achieved.

B. Subject to the provisions of the federal bankruptcy laws that limit rights of termination, if LICENSEE shall become bankrupt, or shall file a petition in bankruptcy, or if the business of LICENSEE shall he placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this License Agreement shall automatically terminate.

C. Should LICENSEE fail to make payment to LICENSOR of royalties due in accordance with the terms of this Agreement that are not the subject of a bona fide dispute between LICENSOR and LICENSEE, LICENSOR shall have the right to terminate this License Agreement within thirty (30) days after giving said notice of termination unless LICENSEE shall pay to LICENSOR, within the 30-day period, all such royalties and interest due.  Upon the expiration of the 30-day period, if LICENSEE shall not have paid all such royalties and interest due, the rights, privileges and license granted hereunder shall, at the option of LICENSOR, immediately terminate.

D. Upon any material breach or default of this Agreement by LICENSEE, other than as set forth in Section 6C herein above, LICENSOR shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving thirty (30) days written notice to LICENSEE.

E. LICENSEE shall have the right at any time to terminate this Agreement in whole by giving ninety (90) days notice thereof in writing to LICENSOR.

F. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Sections 3, 5, 10, 11, 15, and 16 hereof.  LICENSEE and/or any sublicensee thereof may, however, after the effective date or such termination and continuing for a period not to exceed three (3) months thereafter, sell all Licensed Products completed as of the date of notice of such termination and sell any Licensed Products in the process of manufacture as of the date of notice of such termination, provided that LICENSEE shall pay or cause to be paid to LICENSOR the royalties thereon as required by Article 3 of this License Agreement and shall submit the reports and certifications required on the sales of Licensed Products outlined in Section 5E hereof.

G. LICENSOR shall have the right to terminate this Agreement upon termination of the Consulting Agreement entered into by and between LICENSOR and LICENSEE that relates to LICENSOR’s providing consulting services to LICENSEE in connection with LICENSEE’s business.

Section 7. Binding Effect and Assignability.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon LICENSOR and LICENSEE and their respective successors, assigns, and legal representatives, This Agreement and the rights and duties hereunder may not be assigned by either party without first obtaining the written consent of the other, which consent will not be unreasonably withheld.  Any such purported assignment, without the written consent of the other party, will be null, void and of no effect, Notwithstanding the foregoing, LICENSEE may assign this Agreement, without the written consent of LICENSOR, to either (i) a purchaser, merging or consolidating corporation, or acquirer of substantially all of LICENSEE’s assets or business and/or pursuant to any reorganization qualifying under section 368 of the internal Revenue Code of 1986 as amended and may be in effect at such time, or (ii) an Affiliate of LICENSER

Section 8. Patent Prosecution.

A. Subject to the provisions of section 8(C) hereof, LICENSEE, within ninety (90) days from receipt of appropriate documentation, shall reimburse LICENSOR in the approximate amount of Six Thousand Eight Hundred Thirty-Three Dollars and Three Cents ($6,833.03) representing all reasonable out-of-pocket expenses LICENSOR has incurred for the preparation, filing, prosecution and maintenance of Licensed Patents for to execution of this Agreement and shall reimburse LICENSOR for all such future reasonable out-of-pocket expenses within sixty (60) days from receipt by LICENSEE of appropriate documentation of such expenses by LICENSOR.

B. LICENSOR shall diligently prosecute and maintain the Licensed Patents as set forth Section 1 hereof and Appendix I (as the same may be amended or supplemented from time to time after the Effective Date), utilizing such patent counsel as LICENSOR is using as of the Effective Date of this Agreement or patent counsel as may be mutually agreed upon by the parties hereto.  LICENSOR agrees to keep LICENSEE reasonably well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities, including consulting in good faith with LICENSEE and taking into account LICENSEE’s comments and requests with respect thereto.  Both parties agree to provide reasonable cooperation to each other to Facilitate the application and prosecution 01-patents pursuant to this Agreement.

C. LICENSEE may, in its discretion, elect to not reimburse LICENSOR for reasonable out-of-pocket expenses of patent prosecution set forth in Section 8B, in which case LICENSEE shall provide LICENSOR with at least ninety (90) days notice thereof and LICENSOR shall have the right to treat such notice as a notice of termination of this Agreement under Section 6E hereof.

Section 9. Infringement and Other Actions.

A. LICENSEE and LICENSOR shall promptly provide written notice, to the other party, of any alleged infringement by a Third Party of the Licensed Patents and provide such other party with any available evidence of such infringement.  LICENSOR and the officers of LICENSEE shall confer to determine in good faith an appropriate course of action to enforce such Licensed Patents or other wise abate the infringement thereof.  LICENSEE and LICENSOR shall promptly provide written notice, to the other party, of any potential or actual declaratory judgment challenge to the Licensed Patents and shall confer to determine in good faith an appropriate course of action in response to such challenge.

B. During the term of this Agreement, LICENSEE will have the right, but not the obligation at its own expense and utilizing counsel of its choice, to prosecute any infringement of and/or defend any declaratory judgment challenge to, the Licensed Patents.  In furtherance of such right, LICENSOR hereby agrees that LICENSEE may join LICENSOR as a party in any such suit, without expense to LICENSOR, No settlement, consent judgment or other voluntary final disposition of any such suit that would adversely affect the rights of LICENSOR may be entered into without the written consent of LICENSOR, which consent shall not be unreasonably withheld.  LICENSEE will indemnify and hold LICENSOR harmless against any and all damages, settlements, costs, expenses, penalties, tines or liability (including, without limitation, reasonable attorneys’ fees) that may be found or assessed against LICENSOR in any such suit other than those resulting from LICENSOR’s gross negligence or willful misconduct,

C. Any recovery, award or damages for infringement or other moneys derived by LICENSEE in any suit under Section 9B, whether by judgment or settlement, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit and then to LICENSOR for any royalties credited in accordance with Section 9D.  The balance remaining from any such recovery will be treated as royalties received by LICENSEE from a sublicensee and shared by LICENSOR and LICENSEE in accordance with Section 3C(i) hereof.

D. LICENSEE may credit up to fifty percent (50%) of any out-of-pocket litigation costs incurred by LICENSEE in any country pursuant to Section 9B against royalties thereafter payable to LICENSOR hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs.  If fifty percent (50%) of such out-of-pocket litigation costs in such country exceeds fifty percent (50%) of royalties payable to LICENSOR for such country in any year in which such costs are incurred, then the portion of the fifty percent (50%) of the out-of-pocket litigation costs in excess of’ such fifty percent (50%) of the royalties payable will be carried over and credited against royalty payments in future years for such country.

E. If within two (2) months after receiving notice of any alleged infringement of the Licensed Patents, LICENSEE has not notified in writing LICENSOR of LICENSEE’S intended action, or if LICENSEE notifies LICENSOR at any time prior thereto, of its intention not to bring suit against the alleged infringer or to defend the Licensed Patents in a declaratory judgment action, then, and in those events only, LICENSOR will have the right, but not the obligation, at its own expense and utilizing counsel of its choice, prosecute any infringement of, and/or defend any declaratory judgment challenge to, the Licensed Patents.  LICENSOR may, for such purposes, join LICENSEE as a party plaintiff.  LICENSOR will keep any recovery, award or damages for infringement or other moneys derived therefrom, whether by judgment or settlement, and such will not be applicable to any royalty obligation of LICENSEE.

F. In any suit to enforce and/or defend the Licensed Patents pursuant to this Section 9, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Section 10. Product Liability; Conduct of Business.

A. LICENSEE will, at all times during the term of this Agreement and thereafter, indemnify, defend and hold LICENSOR, his successors and assigns, harmless from and against all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses, including without limitation, legal expenses and reasonable attorneys fees (any of the foregoing, a “Claim”) incurred by or asserted against LICENSOR, his successors and assigns of whatever kind or nature, including, without limitation, any Claim based upon negligence, warranty, strict liability, violation of government regulation, arising from or occurring as a result of (i) the use of the Technology by LICENSEE or any of its Affiliates, agents or sublicensees or (ii) the production, manufacture, sale, use, consumption or advertisement of Licensed Product(s) or the practice of Licensed Process(es), except to the ex-tent such Claims are the result of LICENSOR’s gross negligence or willful misconduct No settlement, consent judgment or other voluntary final disposition of any such Claim may be entered into without the written consent of the LICENSOR, which consent shall not be unreasonably withheld.  LICENSOR at all times reserves the right to select and retain, at LICENSOR’s sole expense, counsel of its own to defend LICENSOR’s interests,

B. No later than the earlier of (i) testing or use of Licensed Product in human subjects or (ii) sale of a Licensed Product, LICENSEE shall obtain and maintain product liability insurance policies in amounts acceptable to LICENSOR and have LICENSOR named as an additional insured on such policies.  LICENSEE shall provide LICENSOR with evidence of such coverage at least ten (10) days before the commencement of the earlier of (i) or (ii) of this Section 10B and from time thereafter upon LICENSOR’s request.  If LICENSOR’s insurance costs can be shown to have increased solely because of this Agreement, and such increases are verified by an independent certified public accountant, LICENSEE shall reimburse LICENSOR for such increase within thirty (30) days of receiving written notice from LICENSOR requesting such reimbursement.  If LICENSEE does not reimburse LICENSOR, LICENSOR shall have the right to terminate this Agreement thirty (30) days after written notice of termination unless LICENSEE shall reimburse LICENSOR within the 30-day period.  This Section 10B shall survive any termination of this Agreement.

Section 11. Use of Names.

Nothing contained in this Agreement shall be construed as granting any right to LICENSEE or its Affiliates to use in advertising, publicity, or other commercial or promotional activities any name, trade name, trademark, or other designation of LICENSOR (including contraction, abbreviation or simulation of any of the foregoing) without the prior written consent of LICENSOR; provided, however, that LICENSOR acknowledges and agrees that LICENSEE may use the names of LICENSOR in various documents used by LICENSER for capital raising and financing without such prior written consent or where the use of such names may be required by law.

Section 12. Independent Contractor Status.

The parties to this Agreement recognize and agree that each is operating as an independent contractor and nothing herein shall be deemed to establish a relationship of principal and agent between LICENSOR and LICENSEE, nor any of their agents or employees for any purpose whatsoever.  This Agreement shall not be construed as creating a partnership or joint venture between LICENSOR and LICENSEE, or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

Section 13. Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the earlier of:  when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, to a party hereto at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party to this Agreement

If to LICENSOR:

George B. McDonald, M.D.

1815 102nd Place, S.E.

Bellevue, WA 98004

Phone:  425-453-9936

If to LICENSEE:

Enteron Pharmaceuticals, Inc.

787 Seventh Avenue, 48th Floor

New York, NY 10019

Attn:  Baruch Runner, M.D.

Phone:  212-554-4543

Fax:  212-554-4338

Section 14. Governing Law and Severability.

This Agreement will be construed in accordance with the laws of the State of New York.  If any provisions of this Agreement conflicts with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions will he deemed automatically waived in that jurisdiction but shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.  If the waiver is allowed by relevant law, the remaining terms and conditions of this Agreement will remain in full force and effect.  If a waiver is not so allowed or if a waiver leaves terms and conditions clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

Section 15. Confidentiality.

A. LICENSEE and LICENSOR agree that they will not use the Confidential Information for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement.  Each party will exercise with respect to such Confidential Information the same degree of care as that party exercises with respect to its own confidential or proprietary information of a similar nature, and will not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, agents, Third Party sublicensees and potential sublicensees, and Affiliates who are bound by the same obligation of confidentiality as the party is bound by pursuant to this Agreement and who need the Confidential Information to carry out the purposes of this Agreement).  However, such undertaking of confidentiality will not apply to any information or data that:

(i) was known to receiving parry prior to the receipt of the Confidential Information; or is developed independently without breach of this Agreement by the receiving party;

(ii) becomes known to the public not as a result of any action or inaction by the receiving party;

(iii) receiving party receives at any time from a Third Party who is lawfully in possession of same and has the right to disclose same; or

(iv) is required to be disclosed by law, regulation or order in a judicial or administrative proceedings, provided that the receiving party, to the fullest extent permitted or reasonably feasible under the circumstances, shall have secured confidential treatment of the Confidential Information disclosed.

B. Notwithstanding the provisions of Section 15A hereof, a party may, to the extent necessary, disclose and use Confidential Information disclosed to it by the other party:

(i) for purposes of securing institutional or government approval to clinically test or market any Licensed Product(s) or practice any Licensed Process(es), provided that the party that originally disclosed the Confidential Information shall have been notified of such disclosure; or

(ii) where the disclosure and use of the Confidential Information will be useful or necessary to the application or prosecution of patents for any Licensed Process(es), Licensed Product(s), or Technology, provided that the party that originally disclosed the Confidential Information shall have been notified of such disclosure.

(iii) where the disclosure and use of the Confidential Information is in the opinion of outside counsel for the Company, required for financial reporting and disclosure under applicable securities laws.

Section 16. Mediation and Arbitration.

If any dispute arises from or relating to this Agreement, the parties must submit the dispute to mediation in Seattle, Washington, by a sole mediator who is selected by the parties or, at any time, to mediation by the American Arbitration Association (“AAA”).  If not thus resolved, the dispute will be determined before a sole arbitrator selected by the parties or in accordance with the rules of the AAA.  The arbitration shall be in Seattle, Washington, and governed by the Federal Arbitration Act.  The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.  The arbitrator shall not limit, expand or modify the terms of the Agreement nor award damages in excess of compensatory damages, and each party waives any claim to such excess damages.  Any arbitration award made (i) shall be a bare award limited to, a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of this Agreement; (ii) shall be without findings as to issues (including, but not limited to patent validity and/or infringement); (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator and (v) may be entered by any court of competent jurisdiction.  A request by a party to a court for interim protection shall not affect either party’s obligation hereunder to mediate or arbitrate.  Each party shall bear its own expenses and an equal share of all cost and fees of the mediation and/or arbitration.  Any arbitrator selected shall be competent in the legal and technical aspects of the subject matter of this Agreement.  The existence, content and result of mediation and/or arbitration shall be held in confidence by all participants, each of whom shall be bound by an appropriate confidentiality agreement.

Section 17. Integration and Modification.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, made prior to or at the signing hereof, will vary or modify the written terms of this Agreement.  Neither party can claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Non-Waiver.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not he construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

Section 19. Remedies For Breach of Confidentiality.

A. The parties agree that any breach of Section 15 of this Agreement by either LICENSOR, or LICENSEE could cause irreparable damage to the non-breaching party, and that monetary damages alone would not be adequate and, if such breach or threat of breach occurs, the non-breaching party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of the confidentiality obligations of Section 15..  If a proceeding is brought in equity to enforce Section 15, the breaching party shall not urge as a defense that there is an adequate remedy at law nor shall the non-breaching parry be prevented from seeking any other remedies that may be available to it,

B. If either party is required to bring suit or otherwise seek enforcement of its rights under Sections 15 and 19 hereof, the prevailing parry in any such action or proceeding shall be entitled to recover reasonable attorneys’ fees and expenses incurred in such action or proceeding.

Section 20. Headings.

The headings of the sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

Section 21. Contract Formation and Authority.

A. No agreement between the parties exists unless a duly authorized representative of LICENSEE and of LICENSOR have signed this document.

B. The persons signing on behalf of LICENSOR and LICENSEE warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

George B. McDonald, M.D.

/s/ George B. McDonald                                                                Date:    November 23, 1998

LICENSEE

ENTERON PHARMACEUTICALS, INC.

By: /s/ Steve H. Kanzer	Date: November 24, 1998

Steve H. Kanzer, Chairman

APPENDIX A

ROYALTY REPORT

LICENSEE:                                                                Agreement No.:

Inventor:                                                      Technology:

Period Covered:  From      /  / 1999                                                                           Through:   /  / 199

Prepared By:                                                                Date:

Approved By:                                                                Date:

If license covers several major product lines, please prepare a separate report for each line.

Then combine all product lines into a summary report.

Report Type:                                                      Single Product Line Report:

 Multiproduct Summary Report.  Page 1 of                                                                                                            Pages

 Product Line Detail.  Line:                                                                             Tradename:                                             Page:

Report Currency:                                                                            U.S. Dollars                                            Other

	Gross	* Less:	Net	Royalty	Period Royalty Amount
Country	Sales	Allowances	Sales	Rate	This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:
Total Royalty:                                 Conversion Rate:                                                       Royalty in U.S Dollars:  $

* Provide a detailed listing of all deductions from Gross Sales.

APPENDIX B

DEVELOPMENT REPORT

Development Report (4-8 paragraphs) including time period covered by this report.

1.	Pertinent information since last report including progress of the research and development and completed results.

2.	Activities currently under investigation and projected date of completion.

3.	Status of regulatory compliance, approvals and permits or licenses for using Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report and their projected starting and completion dates.

2.	Estimated total development time remaining before Licensed Product(s) will be commercialized for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

Changes to initial development plan (2-4 paragraphs).

3.	Reasons for change.

4.	Variables that may cause additional changes.

Items to be provided if applicable:

5.	Information relating to Licensed Product(s) that has become publicly available, e.g., published articles, competing products, patents, etc.

6.
Descriptions and result of any research or development work being performed by Third Parties or Affiliates (including name of such Third Party or Affiliate and reasons for use of Third Parties or Affiliates) and planned future uses of Third Parties or Affiliates (including name of such Third Parties or Affiliates, reasons for use of Third Parties or Affiliates, and description of type of work).

7.	Update of each of the following: competitive information trends in industry, sublicensing activity, changes in government compliance requirements (if applicable) and market plan.

APPENDIX C

DEVELOPMENT PLAN

The plan should provide LICENSOR with an overview of the activities that LICENSEE believes arc necessary to bring Licensed Products to the marketplace worldwide.  Include estimated start date and completion date for each item.

I.	Development program for international Regulatory Approvals and sales of Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

A.	Development activities to be undertaken, including major milestones.

1.

2.

B.	Estimated Total Development Time

II.	Governmental approvals, if required, including types of submissions required by each government agency (e.g. FDA, EPA, etc.).

III.	Proposed marketing approach for international sales of Licensed Product(s) for the prevention and treatment of graft-versus-host disease and host-versus-graft disease.

IV.
Competitive information including potential competitors, potential competitive devices or compositions, developments, technical achievements, anticipated dates of LICENSEE’s and competitor’s respective products launches for the prevention and treatment of graft-versus-host disease, host-versus-graft disease or other diseases.

APPENDIX D

KNOW-HOW

1.	IND# 20,212

Oral Formulations of Beclomethasone Dipropionate for the treatment of inflammatory, diseases of the intestinal tract.

2.	Orphan Drug Designation Application #98-1111

FDA’s acknowledgment of an orphan drug designation for oral administration of beclomethasone dipropionate for the treatment of intestinal graft-versus-host disease is attached hereto as “Appendix D—Attachment.”

APPENDIX I

LICENSED PATENTS

1.	U.S. Patent Application Serial Number 09/103,762, entitled “Method for preventing tissue damage following hematopoietic cell transplantation” and filed June 24, 1998.

2.
U.S. Patent Application Serial Number 09/151,388, entitled “Method for preventing tissue damage associated with graft-versus-host or host-versus-graft disease following transplantation” and filed September 10, 1998.

EXHIBIT A

DOR BIOPHARMA, INC.

CONFIDENTIAL

CONFIDENTIAL

EXECUTION VERSION